                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-1

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                      International Fuel Technology, Inc.
                      -----------------------------------
             (Exact name of Registrant as specified in its charter)

          Nevada                                6770                           88-0357508
          ------                                ----                           ----------
(State or Other Jurisdiction of       (Primary Standard Industrial          (I.R.S. Employer
Incorporation or Organization)         Classification Code Number)       Identification Number)

                           7777 Bonhomme, Suite 1920
                           St. Louis, Missouri 63105
                                 (314) 727-3333
                                 --------------
    (Address, Including Zip Code, and Telephone Number, Including Area Code
                  of Registrant's Principal Executive Offices)

                             William J. Lindenmayer
                           7777 Bonhomme, Suite 1920
                           St. Louis, Missouri 63105
                                (314) 727-3333
                                 --------------
      (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent for Service)

                                    Copy to:

                            David W. Braswell, Esq.
                             Armstrong Teasdale LLP
                      One Metropolitan Square, Suite 2600
                         St. Louis, Missouri 63102-2740
                                 (314) 621-5070

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]


                        CALCULATION OF REGISTRATION FEE

===================================================================================================================================
                                                         Number of         Proposed            Proposed
                                                        Securities       Maximum Offering   Maximum Aggregate      Amount Of
 Title of Each Class of Securities to be Registered       To Be         Price Per Unit(2)   Offering Price(2)   Registration Fee(2)
                                                        Registered(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share                    8,000,000            $.60             $4,800,000           $ 1267.20
===================================================================================================================================

       (1) Based on: (a) 7,415,000 shares registered pursuant to a registration rights agreement which requires the registrant to register 400% of the number of shares underlying the convertible debentures as of February 25, 2000, as determined by an agreed formula, and (b) 585,000 shares issued to the selling shareholders in connection with the convertible debenture purchase agreement. The shares of Common Stock being registered can be received by the holders of convertible debentures when and if they elect to convert such debentures. The actual number of shares of Common Stock received upon conversion of the convertible debentures may vary from this number. In addition to the shares set forth in the table, the amount of shares to be registered under this Registration Statement includes an indeterminate number of shares issuable upon conversion of or in respect of the convertible debentures, as such number may be adjusted as a result of stock splits, stock dividends and antidilution provisions in accordance with Rule 416 under the Securities Act of 1933. (2) Based on the closing price of the common stock listed on the NASD OTC Bulletin Board on June 27, 2000.



       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                Subject to Completion, Dated June 28, 2000

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.


                      INTERNATIONAL FUEL TECHNOLOGY, INC.

                            UP TO 8,000,000 SHARES

                                  COMMON STOCK



We have prepared this prospectus to allow GEM Global Yield Fund Limited and Turbo International Ltd., or their pledgees, donees, transferees or other successors in interest, to use a "shelf" registration process to sell up to 8,000,000 shares of our common stock which they may acquire upon conversion of convertible debentures they will receive upon closing of a financing transaction and which they have acquired through the exercise of warrants and issuances of common stock previously acquired in private placements under the terms of the convertible debenture purchase agreement. We will receive no proceeds from the sale of these shares.

Our common stock is listed on the National Association of Securities Dealers' OTC Bulletin Board under the symbol "IFUE." On June 27, 2000, the closing price of our common stock was $.60 per share. If the selling shareholders were to convert all of the convertible debentures as of June 27, 2000, the conversion price for each of their shares would be $.47. Including the 585,000 shares received through the exercise of warrants and issuances of common stock previously acquired in private placements under the terms of the convertible debenture purchase agreement, the selling shareholders would thus own and be able to sell a total of up to 3,776,489 shares of common stock of International Fuel under this prospectus.


The purchase of the securities offered through this prospectus involves a high degree of risk.
          See section entitled "Risk Factors" on pages 4 through 11.



Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

               The Date Of This Prospectus Is: ______________

                               TABLE OF CONTENTS

                                                                                  PAGE
Summary.........................................................................    2-3

Risk Factors....................................................................   4-11

Use of Proceeds.................................................................     12

Determination of Offering Price.................................................     12

Dilution........................................................................     12

Price Range Of Common Stock And Dividend Policy.................................     13

Selected Financial Data.........................................................  14-15

Selling Shareholders............................................................  16-17

Plan of Distribution............................................................  18-19

Description of Securities to be Registered......................................  20-21

Interests of Named Experts and Counsel..........................................     22

Description of Business.........................................................  23-34

Management's Discussion and Analysis of Financial Condition
and Results of Operations.......................................................  35-43

Quantitative and Qualitative Disclosures About Market Risk......................     44

Changes in and Disagreements With Accountants on Accounting
and Financial Disclosure........................................................     44

Management......................................................................  45-48

Security Ownership Of Certain Beneficial Owners and
Management......................................................................     49

Certain Relationships and Related Transactions..................................  50-51

Legal Matters...................................................................     51

Experts.........................................................................     51

Available Information...........................................................     52

Index to Financial Statements...................................................     53


                                    SUMMARY
                                    -------

The following summary is only a shortened version of the more detailed information, exhibits and financial statements appearing elsewhere in this prospectus. Prospective investors are urged to read this prospectus in its entirety.

International Fuel Technology, Inc.

We are in the business of developing a family of cost-effective fuels known as Performance Enhanced Emission Reduced (PEER) fuels that are designed to improve the efficiency of internal combustion engines, thus reducing the level of certain harmful emissions created through the combustion process. Our company and our products are in the development stage. We plan to market, license and sell our PEER fuels upon completion of the development stage. See "Description of Business."

While we believe that the objectives of our strategic development, production and marketing plans are reasonably attainable, we caution you that our ability to achieve these goals is subject to the risks described in "Risk Factors" below, including the limited resources that we currently have available to pursue our plans, our ability to comply with government regulations and to meet product certification requirements, our reliance on third parties for development and testing of PEER fuels, and the uncertainties associated with the rapidly-changing business and technological environment for development stage companies.

We entered into a Convertible Debenture Purchase Agreement dated February 25, 2000, in which we agreed to sell a total of $3,000,000 worth of 2% convertible debentures due June 24, 2005. This agreement was amended on June 16, 2000, to agree to sell a total of $1,500,000 worth of 2% convertible debentures. In connection with the June 16, 2000 amendment we issued 195,000 shares to the investors in the convertible debentures. In addition to the convertible debentures, GEM Global Yield Fund Limited, one of the investors in the convertible debentures, received a warrant to purchase 390,000 shares of common stock as part of its fee for arranging the convertible debenture financing. GEM exercised the warrants on March 28, 2000 at an exercise price of $.01 per share. The 195,000 common shares issued in connection with the June 16, 2000 amendment and the 390,000 shares issued via the warrant will hereafter be referred to as the 585,000 shares issued in connection with the convertible debentures. See the section entitled "Description of Securities to be Registered" - "Convertible Debentures" for a discussion of the convertible debentures and the conversion formula.

Under the terms of the Convertible Debenture Purchase Agreement, we also entered into a Registration Rights Agreement in which we are obligated to register with the Securities and Exchange Commission all of the warrant shares, along with 400% of the shares we would be required to issue upon the conversion of the debentures based on the conversion price that would apply on February 25, 2000. The convertible debentures will not be issued until the shares become registered with the Securities and Exchange Commission. See the section entitled "Description of Securities to be Registered" - "Registration Rights" for a discussion of the registration rights agreement.

The common stock offered by the selling shareholders through this prospectus is the common stock into which the convertible debentures may be converted and the common stock received through the exercise of their warrants, and issuances of common stock previously acquired in private placement under the terms of the convertible debenture purchase agreement. We are filing this registration statement in order to satisfy our obligations to the selling shareholders under the registration rights agreement.

We have our principal executive offices at 7777 Bonhomme, Suite 1920, St. Louis, Missouri 63105. Our telephone number is (314) 727-3333.

Securities Being Offered      Up to 8,000,000 shares of common stock;
                              See Section entitled "Description Of
                              Securities To Be Registered."

Securities Issued
And to be Issued              As of the date of this prospectus,
                              18,537,698 shares of common stock are issued and outstanding, including 585,000 shares previously issued to the selling stockholders through the exercise of warrants, and issuances of common stock previously acquired in private placement under the terms of the convertible debenture purchase agreement. In addition, there are approximately 3,191,489 shares represented by convertible debentures that may be converted into common stock based on the conversion price that would apply on June 27, 2000. Therefore, upon conversion of the debentures, there could be approximately 21,729,187 shares of our common stock issued and outstanding. Existing shareholders will sell all of the common stock sold under this prospectus. See section entitled
                              "Description Of Securities To Be Registered".

Use of Proceeds               We will not receive any proceeds
                              from the sale of the common stock by the selling shareholders.

                                 RISK FACTORS

An investment in the securities offered through this prospectus is highly speculative and subject to a high degree of risk. Only those who can bear the risk of loss of their entire investment should participate. Prospective investors should carefully consider the following factors, among others, before making an investment in the common stock described in this document.

If We Do Not Get Additional Financing, There is a Risk that Our Business May
Fail.

While we anticipate completing a financing through the sale of convertible debentures, we will not be able to fully realize our strategic objectives or our business plan without obtaining additional financing in the future. We expect our future capital needs to be significant due to a number of factors, including the amount of additional research and development that is necessary to bring our products to market and any acquisitions we may wish to pursue. In addition, changes may occur in our current operations that would use available capital resources sooner than anticipated. If our capital resources are not sufficient to meet our future capital needs, we will have to raise more funds to continue the development and commercialization of our products, if any, realized from our technology. If this financing is not available, investors may lose a substantial portion or all of their investment and our business may fail. We currently have no immediate means for obtaining this additional financing. Consequently, we cannot assure investors that additional financing, when necessary, will be available to us on acceptable terms, or at all.

We Have a History of Operating Losses and Expect to Continue to Realize Losses; We May Not Become Profitable or Be Able to Sustain Profitability.

Since our inception we have incurred significant net losses. For the nine months ended December 31, 1999, we lost approximately $5,600,000, and for the three months ended March 31, 2000, we lost $1,276,000. Our accumulated deficit as of March 31, 2000 was approximately $16.2 million. The auditors' report on the December 31, 1999 financial statements has been modified for going concern and includes an explanatory paragraph that states we have suffered recurring losses from operations, have negative working capital and cash used in operating activities and have a stockholders' deficit that raises substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. We expect to continue to incur net losses and negative cash flow in the near future. The size of these losses will depend, in large part, on our ability to realize licensing revenues from marketing our products, which is dependent upon achieving certain regulatory approvals or certifications. To date, we have not had any operating revenue from the sale or licensing of our products. Even if we achieve regulatory approvals and certifications, our ability to generate revenues will be dependent upon, among other things, the successful negotiation of licensing agreements, the marketing of our products and the possible sale of our technology. Because we have not yet attempted to license, market or sell our products or our technology, there can be no assurance that we will successfully be able to do so. We expect to spend additional funds on testing for regulatory approvals and certifications, marketing expenses and other research and development efforts. As a result, we expect our operating expenses to increase in the short term which will necessitate higher levels of revenue for profitability when, and if, we begin to generate revenues. Should we achieve profitability there is no assurance we can maintain or increase our level of profitability in the future.

Because We are a Development Stage Company with an Unproven Technology and Little Experience in the Operation of Our Business, There is a Risk that Our Business May Fail.

To date, we have been involved primarily in research, testing and product development. We have only a limited operating history and no experience in producing and bringing to market our products. Potential investors should be aware that there is a substantial risk of failure associated with development stage businesses because of problems encountered in connection with the producing and marketing of products. These problems include, but are not limited to:

(1) unanticipated difficulties relating to the marketing and sale of a new product in the marketplace;

(2)  the entry of new competition; and

(3) unknown or unexpected additional costs and expenses that may exceed current estimates.

We have only a limited operating history upon which to base any projection of the likelihood we will prove successful, and thus we cannot assure potential investors that we will achieve profitable operations or even generate any operating revenues.

In addition, our PEER fuel technology is a completely new approach to reducing harmful emissions from certain internal combustion engines and the unproven aspects of our technology may never prove commercially viable. There is the potential that we may not be able to produce on a sustainable basis the preliminary performance results achieved in certain of our research efforts. It is also possible that our products will not meet certain regulatory requirements and we may not be able to manufacture or successfully market our products at a reasonable cost.

It may be several months before we are able to start both regulatory protocol testing for certification and live vehicle fleet testing for our PEER fuel technology. We are not able to gauge the exact amount of additional testing that will be required to achieve the specific regulatory certifications we believe we will need before taking our products to market. In addition, we are uncertain how many fleet test programs will be necessary to definitively prove any fuel economy benefits from our products, nor can there be any assurance that such fleet test programs will prove successful. Difficulties in the development and utilization of a new and unproven technology could limit our ability to develop commercially viable products, which could cause our business to fail.

We are Dependent on Third Parties for the Development of Our Products and any Conflicts with These Third Parties May Prevent Us from Commercializing Our Products.

We do not presently possess all of the resources needed to complete the regulatory approval and certification process necessary to commercialize our products. We have entered into consulting and other agreements with certain third parties to help us achieve regulatory certification and to oversee certain aspects of our fleet testing program. These contracts have no fixed expiration date and are cancelable at any time. If these third parties elect to discontinue their efforts, we may not be able to commercialize our products in a timely manner, or to commercialize them at all.

We do not control these third parties, nor are we able to control the amount of time and effort they put forth on our behalf. It is possible that any of these third parties may not perform as expected, and that they may breach or terminate their agreements with us before completing their work. It is also possible that they may choose to provide services to a competitor. Any failure of a third party to provide us the services for which we have contracted could prevent us from commercializing our products.

There is a Risk that Products Developed by Competitors Will Reduce Our Profits or Force Us Out of Business.

We may face competition from companies that are developing products similar to those we are developing. The petroleum/fossil fuels industry has spawned a large number of efforts to create technologies that help reduce or eliminate
harmful emissions from the burning of fuels.   These companies may have
significantly greater marketing, financial and managerial resources than us. We cannot assure investors that our competitors will not succeed in developing and distributing products that will render our products obsolete or noncompetitive. Generally, such competition could potentially force us out of business.

Our Products Can Only Be Applied to a Limited Range of Uses With the Resulting Concentration Possibly Limiting Our Potential Growth.

Our products are being developed with a limited set of functional uses relating primarily to internal combustion engines. Significant efforts exist to find alternatives to internal combustion engines. In addition, the regulatory environment is becoming increasingly restrictive with regard to the performance of internal combustion engines and the harmful emissions they produce. If alternatives to internal combustion engines become commercially viable, it is possible that the potential market for our products could be reduced, if not eliminated.

Because of the Nature of Our Products, We May Be Subject to Government Approvals and Regulations that Reduce Our Ability to Commercialize Our Products, Increase Our Costs of Operations and Decrease Our Ability To Generate Income.

We are subject to United States and international laws and regulations regarding the development, production, transportation and sale of the products we sell. There is no single regulatory authority to which we must apply for certification or approval to sell our products in the United States or outside its borders. However, to sell our products in the State of California, which is a central component of our marketing strategy, it is required that we receive a certification from the California Air Resources Board (CARB) stating that we produce CARB qualified products. To obtain this particular certification we must submit our products to extensive testing with a laboratory facility approved by CARB. This is a defined process with a generally accepted cost for such testing, and the data obtained from this particular process is generally not subject to interpretation. We also intend to seek certification from CARB attesting to specific performance features of our products. It is possible that CARB may change its regulatory policy to require that all the certifications we are seeking be in place before our products may be sold in California, or that additional testing be required before any final certifications are given. It is also possible that other states may adopt the CARB regulations for the sale of similar products or create their own regulations regarding the sale of these products. Any such changes in policy or state regulations may cause delays or rejections of our attempts to commercialize our products. In addition, the regulatory agencies of foreign governments must approve our products before they can be sold in those countries, and may in some cases set or approve prices for our products.

There can be no assurance that we will obtain regulatory approvals and certifications for our products. Even if we are granted such regulatory approvals and certifications, we may be subject to limitations imposed on the use of our products. In the future, we may be required to comply with certain restrictive regulations, or potential future regulations, rules, or directives. We cannot guarantee that restrictive regulations will not, in the future, be imposed. Such potential regulatory conditions or compliance with such regulations may increase our cost of operations or decrease our ability to generate income.

If Our Stock is Delisted, There is a Risk that the Market Value and Use of Our Stock Would Decline.

In order for our shareholders to sell their common stock through the NASD Over-The-Counter Bulletin Board Market, we must continue to meet the Bulletin Board's listing qualifications. We cannot provide any assurance that in the future our common stock will continue to meet these listing qualifications. Delisting from the Bulletin Board or other market could cause, among other things:

 .   A decline in the market price of the common stock;
 .   Difficulty in obtaining future financing;
 .   Difficulty in using common stock as consideration for acquisitions; and
 .   Investors being unable to sell their stock

Because We are a Development Stage Company With an Untested Market, the Price of Our Stock is Very Volatile and May Decline.

Recently, the stock market in general, and the shares of development stage companies in particular, have experienced significant price fluctuations. These broad market and industry fluctuations may cause the market price of our common stock to decline dramatically. Factors such as quarterly fluctuations in results of operations and general conditions in our industry may have a significant impact on the market price of our stock. The market price of our common stock has been and may continue to be very volatile.

If the Selling Shareholders Sell a Large Number of Shares All at Once or In Blocks, The Market Price of Our Shares Would Most Likely Decline.

The selling shareholders are offering all of the common stock offered through this prospectus. The selling shareholders are not restricted in the price at which they can sell the common stock. Shares sold at a price below the current market price at which the common stock is trading may cause that market price to decline. The shares of common stock covered by this prospectus that are issuable upon the conversion of the convertible debentures and that were previously issued to the selling shareholders represent 43% of our outstanding shares as of June 27, 2000, based on the conversion price that would apply on June 27, 2000.

If the Selling Shareholders Exercise Their Conversion Rights, The Ownership Percentage Interest Of Existing Shareholders Will Be Diminished and The Price of Our Stock May Decline.

We will have $1,500,000 worth of convertible debentures, convertible into common stock, issued and outstanding. This is contingent on the common stock shares being registered with the Securities and Exchange Commission by August 24, 2000. Depending on market conditions, the number of shares issuable upon conversion of these debentures will vary dramatically. The lower the stock price goes, the more common stock the debenture holder receives as a result of conversion. This will have the effect of diluting the interest of our existing shareholders.

The following table illustrates the number of shares that we would be required to issue at various assumed prices upon conversion of the $1,500,000 of debentures, subject to the limitations described in the text following the table. This table is for illustrative purposes only, and should not be assumed to represent our projections of the range of future stock prices.

                                                    Ownership of
Conversion     Shares Issuable Under the      Selling Shareholders as a
Stock Price       Debenture Agreement     Result of Share Issuance /(1)(2)/
-----------    -------------------------  ---------------------------------
$ .50                  3,000,000                              13.9%

$ .75                  2,000,000                               9.7%

$ .47/(3)/             3,191,489                              14.7%

$1.00                  1,500,000                               7.5%

_______________________
(1)  Based on 18,537,698 shares outstanding on June 27, 2000.
(2) Includes 585,000 shares received by the selling shareholders in connection with the convertible debenture purchase agreement.
(3)  The conversion price on June 27, 2000.

Investors could therefore experience dilution of their ownership percentage upon conversion of the debentures.

In addition, investors should note that the conversion price of these debentures as of June 27, 2000 of $.47 was below the market price of the common shares which was $.60 per share as of June 27, 2000. The exercise of such a large amount of stock, especially if close in time, may have a substantial negative effect on the market price of the common stock.

If We are Unable to Achieve or Maintain the Effectiveness of this Registration Statement, We Will Be Subject to Substantial Penalties.

We are subject to a registration rights agreement that required us to register certain of our common stock with the Securities and Exchange Commission and for the registration to be effective by August 24, 2000. If the registration is not declared effective by August 24, 2000 the selling stockholders may terminate the Convertible Debenture Purchase Agreement. Under this agreement, we must also maintain this registration until all of the securities covered by the agreement are sold or can be sold publicly without benefit of this registration. If we are unable to obtain or maintain this Registration, we will be subject to substantial penalties.

If We Lose any Key Personnel or Management, We May Lose Business Sales or Be Unable to Otherwise Fully Operate Our Business.

We are dependent on the principal members of our management staff, the loss of any of whom could impair the development or sale of our products and projects. Our success will be largely dependent on the decisions made by members of management. Furthermore, we may depend on our ability to attract and retain additional qualified personnel to manage certain business interests. We may have to recruit qualified personnel with competitive compensation packages, equity participation and other benefits which may reduce the working capital available for our operations. Management may seek to obtain outside independent professionals to assist them in assessing the merits and risks of any business proposals as well as assisting in the development and operation of any projects. We cannot assure investors that we will be able to obtain this needed assistance on reasonable terms, or that we will be able to retain our existing management staff.

We Create Products That May Have Harmful Effects on the Environment If Not Stored and Handled Properly Prior to Use, Which Could Result in Significant Liability and Compliance Expense.

The re-processing of refined fossil fuels through our PEER fuel system involves the controlled use of materials that are hazardous to the environment. We cannot eliminate the risk of accidental contamination or discharge and any resulting problems that occur. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of these materials. We believe that our current operations comply in all material respects with these laws and regulations. We may be named a defendant in any suit that arises from the improper handling, storage or disposal of these products. We could be subject to civil damages in the event of an improper or unauthorized release of, or exposure of individuals to, hazardous materials. Claimants may sue us for injury or contamination that results from use by third parties of PEER fuel products, and our liability may exceed our total assets. Compliance with environmental laws and regulations may be expensive, and current or future environmental regulations may impair our research, development and production efforts.

If We are Unable to Protect Our Technology From Use By Competitors, There is a Risk that We Will Sustain Losses or that Our Business May Fail.

Our success will depend, in part, on our ability to obtain and enforce intellectual property protection for our technology in both the United States and other countries. We have filed patent applications in the United States Patent and Trademark Office and international counterparts of applications in the United States Receiving Office under the Patent Cooperation Treaty. We cannot provide any assurance that patents will issue from these applications or that, with respect to any patents, issued or pending, the claims allowed are or will be sufficiently broad to protect the key aspects of our technology or that the patent laws will provide effective legal or injunctive remedies to stop any infringement of our patents. In addition, we cannot assure investors that any patent rights owned by us will not be challenged, invalidated or circumvented, that the rights granted under patents will provide competitive advantages to us, or that our competitors will not independently develop or patent technologies that are substantially equivalent or superior to our technology. Our business plan assumes that we will obtain and maintain comprehensive patent protection of our technologies. We cannot assure investors that such protection will be obtained, or that, if obtained, it will withstand challenge. Furthermore, if an action is brought, a court may find that we have infringed on the patents owned by others. We may have to go to court to defend our patents, to prosecute infringements, or to defend infringement claims made by others. We are not aware of any such pending or threatened patent litigation at this time. Patent litigation is expensive and time-consuming, and well-funded adversaries can use such actions as part of a strategy for depleting the resources of a small company such as ours. We cannot assure investors that we will have sufficient resources to successfully prosecute our interests in any litigation that may be brought.

We May Have Difficulties Managing Growth Which Could Lead to Higher Losses.

While we have not yet achieved any revenues through the sale or licensing of our products, should certain events occur we might be in a position to rapidly commercialize our products. Rapid growth would strain our human and capital resources, potentially leading to higher operating losses. Our ability to manage operations and control growth will be dependent upon our ability to raise and spend capital to improve our operational, financial and management controls, reporting systems and procedures, and to attract and retain adequate numbers of qualified employees. Should we be unable to successfully create improvements to our internal procedures and controls in an efficient and timely manner, then management may receive inadequate information necessary to manage the Company's operations, possibly causing additional expenditures and inefficient use of existing human and capital resources.

Because Forward Looking Statements are Inherently Unreliable, Investors Should Not Rely on Such Assessments In Making Their Investment Decision.

This prospectus contains forward-looking statements made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These forward looking statements are based largely on our expectations and are subject to a number of risks and uncertainties, many of which are beyond our control, including, but not limited to, economic, competitive and other factors affecting our operations, markets, products and services, expansion strategies and other factors discussed elsewhere in this report and the documents filed by us with the Securities and Exchange Commission. Actual results could differ materially from these forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this prospectus will in fact prove accurate. Our ability to accomplish our objectives, and whether or not we will be financially successful, is dependent upon numerous factors, each of which could have a material effect on the results obtained. Some of these factors are within the discretion and control of management and others are beyond management's control. Management considers the assumptions and hypothesis used in preparing any forward-looking assessments of profitability contained in this document to be reasonable by management. However, we cannot assure investors that any projections or assessments contained in this document or otherwise made by management will be realized or achieved at any level. We make no representation or warranty as to the accuracy or completeness of any of these assumptions, and nothing contained in this document should be relied upon as a promise or representation as to any future performance or events. We do not undertake any obligation to revise these forward-looking statements to reflect future events or circumstances. Prospective investors should have this prospectus reviewed by their personal investment advisors, legal counsel or accountants to properly evaluate the risks and contingencies of this offering.

                                USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.


                        DETERMINATION OF OFFERING PRICE

The offering price of the common stock will not be determined by us, but by market factors and the independent decisions of the selling shareholders. See section entitled "Selling Shareholders".


                                   DILUTION

The shares of common stock covered by this prospectus that are issuable upon the conversion of the convertible debentures and that were previously issued to the selling shareholders represent 43% of our outstanding shares as of June 27, 2000, based on the conversion price that would apply on June 27, 2000.

As of June 27, 2000, 18,537,698 shares of our common stock were issued and outstanding. We will also issue $1,500,000 worth of convertible debentures convertible into shares of our common stock based on a negotiated formula. Depending on market conditions at the time of conversion, the number of shares issuable to the holders of the convertible debentures could prove to be significantly greater in the event of a decrease in the trading price of the common stock. This will have the effect of diluting the interest of our existing shareholders.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock has been traded on the National Association of Securities Dealers OTC Bulletin Board system under the symbol "IFUE" since October 1998. There can be no assurance that in the future the common stock will meet the continued listing qualifications of the OTC Bulletin Board. The following table provides the range of closing high and low bid prices shown below is as reported by the OTC Bulletin Board since the stock began trading in October 1998. The quotations shown reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

                                           HIGH     LOW
                                          -------  ------
Year Ended March 31,1999
------------------------
First Quarter                                   -       -
Second Quarter                                  -       -
Third Quarter                             $11.875  $5.000
Fourth Quarter                            $ 7.812  $2.969


Nine Months Ended December 31,1999
----------------------------------
First Quarter                             $ 3.125  $1.250
Second Quarter                            $ 5.562  $1.875
Third Quarter                             $ 5.000  $2.531

Year Ended December 31,2000
---------------------------
First Quarter                             $ 3.969  $1.875
Second Quarter (through June 27, 2000)    $ 2.375  $ .437

Reflects a one-for-ten reverse split of outstanding common stock effected on July 22, 1999. All closing high and low bid prices have been restated to reflect this reverse split.

As of the close of business on June 27, 2000, the last reported bid price per share of our common stock was $ .60. There were 5200 holders of record of our common stock at the close of business on June 27, 2000. Such number does not include persons whose shares are held by a bank, brokerage house or clearing company, but does include such banks, brokerage houses and clearing companies.

No cash dividends have been paid on our common stock since our inception and we do not anticipate paying dividends in the foreseeable future. We currently intend to retain earnings for future growth and expansion opportunities.

                            SELECTED FINANCIAL DATA

The following table provides certain comparative financial data for International Fuel for the nine months ended December 31, 1999 and 1998, the years ended March 31, 1999, 1998 and 1997, and the three month periods ended March 31, 2000 and 1999. International Fuel was incorporated on April 9, 1996. The information provided in this table is qualified by the more complete information contained in the audited and un-audited financial statements provided later in this document.

Effective October 27, 1999, International Fuel changed the date of its fiscal year end from March 31 to December 31. The nine-month period ended December 31, 1999, is referred to as the transition period. All year and quarter references relate to International Fuel's prior fiscal years and quarters, unless otherwise stated.

The following tables set forth certain information concerning the Statement of Operations and Balance Sheet of International Fuel and should be read in conjunction with the Financial Statements and the notes thereto appearing elsewhere in this report. International Fuel follows the same accounting policies in preparation of interim reports.

The following tables for the interim periods reflect all adjustments, consisting of normal recurring adjustments which, in the opinion of management, are necessary for fair presentation of the information contained therein.

Results of operations for the interim periods are not indicative of annual results.

(a) Selected Statement of Operations Data (In Thousands of Dollars, Except Per
------------------------------------------------------------------------------
Share Data)
-----------

                                                                 Three Months Ended March 31,
                                                                   2000               1999
                                                                   ----               ----
                                                                         (unaudited)
   Revenues                                                     $        --     $         --
   Operating Expenses                                                 1,275              436
   Net loss                                                          (1,276)            (455)
   Basic and Diluted Net Loss per Common Share                        ($.08)           ($.04)

   Weighted Average Shares                                       16,935,499       12,897,559

                                                                 Nine Months Ended December 31,
                                                                   1999              1998
                                                                   ----              ----
                                                                                  (unaudited)
   Revenues                                                      $       --     $       --
   Operating Expenses                                                 5,227          7,335
   Net loss                                                          (5,632)        (7,404)

   Basic and Diluted Net Loss per Common Share         ($.36)           ($.57)

   Weighted Average Shares                        15,800,725       12,993,978

                                                   Fiscal Year Ended March 31,
                                                   ---------------------------
                                                   1999        1998      1997
                                                   ----        ----      ----
   Revenues                                 $        --  $       --  $     --
   Operating Expenses                             7,751       1,083       344
   Net loss                                      (7,839)     (1,091)     (344)
   Basic and Diluted Net Loss per Common
    Share                                         ($.59)      ($.20)   ($1.68)

   Weighted Average Shares                   13,390,417   5,351,089   204,452

(b) Selected Balance Sheet Data (In Thousands of Dollars)
    -----------------------------------------------------

                             December 31, 1999
                             -----------------

Total Assets                 $   68
Long-Term Debt               $   --

                                   March 31,
                              -------------------------
                              2000   1999   1998   1997
                              ----   ----   ----   ----
                        (unaudited)
Total Assets                 $1,219  $   6  $   7  $   5
Long-Term Debt               $ --    $  --  $  --  $  --

                             SELLING SHAREHOLDERS

The common stock offered hereby consists of:

 .    390,000 outstanding shares of common stock that were issued upon the exercise of warrants granted to GEM Global Yield Fund Limited on February 25, 2000 through a private placement;

 .    182,000 outstanding shares of common stock that were issued to GEM Global
     Yield Fund Limited and 13,000 outstanding shares of common stock that were issued to Turbo International Ltd. In connection with the June 16, 2000 amendment to the convertible debenture purchase agreement;

 .    3,191,489 shares issuable upon the conversion of the $1,500,000 in aggregate principal amount of convertible debentures to be issued to GEM Global Yield Fund Limited and Turbo International Ltd. by International Fuel, based on a conversion price calculated as of June 27, 2000. The number of these shares registered as required by the Registration Rights Agreement is 7,415,000. The difference in these two calculations (4,223,511 shares) is the difference between the total shares being registered and the total shares that would actually be available for sale if the debentures were exercised on June 27, 2000.

 .    The conversion price for each debenture in effect on any conversion date shall be the lesser of (X) $0.8125 or 125% of the average closing bid price for the five trading days immediately prior to the closing date or (Y) 91% of the average of the three lowest closing bid prices during the twenty day period immediately preceding the conversion date.

The following table provides, as of June 27, 2000, information regarding the beneficial ownership of our common stock held by each of the selling shareholders; their shares owned prior to this offering; the total number of shares that are to be offered for each based on a conversion and exercise date of their existing convertible debentures of June 27, 2000; the total number of shares that will be owned by each upon completion of the offering.

                       Shares Owned     Shares To        Shares Owned
Name of Selling          Prior to      Be Sold in       Upon Completion
Stockholder            This Offering  This Offering  Of This Offering/(1)/
-----------            -------------  -------------  ---------------------
GEM Global
Yield Fund
Limited                      572,000      2,978,723              3,550,723

Turbo International
Ltd.                          13,000        212,766                225,766

_____________________
(1) Assumes that none of the selling shareholders sells shares of common stock not being offered hereunder or purchases additional shares of common stock.


None of the selling shareholders have had a material relationship with International Fuel Technology, Inc., other than as a shareholder as noted above at any time within the past three years.

                             PLAN OF DISTRIBUTION

The selling shareholders, or their respective pledgees, donees, transferees or other successors in interest, may sell some or all of the common stock in one or more transactions, including block transactions:

     (1) on the NASD OTC Bulletin Board, or on such other market on which the common stock may from time to time be trading;
     (2)  in privately negotiated transactions;
     (3)  through the writing of options on the common stock;
     (4)  in short sales; or
     (5)  in any combination of these methods of distribution.

The sales price to the public may be: (i) the market price prevailing at the time of sale; (ii) a price related to such prevailing market price; or (iii) such other price as the selling shareholders determine from time to time.

The selling shareholders, or their respective pledgees, donees, transferees or other successors in interest, may also sell the common stock directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will pay the usual and customary brokerage fees. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer's commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in the over-the- counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers. If applicable, the selling shareholders also may have distributed, or may distribute, shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above. We can provide no assurance that the selling shareholders will sell all or any of their shares.

We are bearing all costs relating to the registration of the common stock. All commissions or other fees payable to brokers or dealers in connection with any sale of the common stock will be borne by the selling shareholders or other party selling such common stock. We have agreed to indemnify the selling shareholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the selling shareholders, or their transferees or assignees, may be required to make.

The selling shareholders must comply with the requirements of the Securities Act and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter under the Securities Act, they must comply with applicable law and may, among other things:

     (a) not engage in any stabilization activities in connection with our securities;

     (b) furnish each broker or dealer through which common stock may be offered such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

     (c) not bid for or purchase any securities of International Fuel or attempt to induce any person to purchase any securities of International Fuel other than as permitted under the Securities Exchange Act.

                  DESCRIPTION OF SECURITIES TO BE REGISTERED

Common Stock

We have 150,000,000 authorized common shares with a par value of $0.01 per share of common stock, of which 18,537,698 were outstanding as of June 27, 2000.
In addition, there are approximately 3,191,489 shares issuable upon the conversion of the $1,500,000 an aggregate principal amount of convertible debentures to be issued by International Fuel, based on a conversion price calculated as of June 27, 2000.

Thus, there are a total of 3,776,489 shares that could be sold by the selling shareholders, including 585,000 shares issued in connection with the convertible debentures, based on a June 27, 2000 conversion date for the debentures. There are, however, 8,000,000 shares of common stock registered by this registration statement because the registration rights agreement requires registration of 4 times the amount of shares that would be convertible based on a conversion date of February 25, 2000, plus the 585,000 shares previously acquired by the selling shareholders in connection with the convertible debenture purchase agreement.

Holders of common stock have the right to cast one vote for each share held of record on all matters submitted to a vote of holders of common stock, including the election of directors. There is no right to cumulative voting in the election of directors. Stockholders holding a majority of the voting power of the capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. The vote by the holders of a majority of such outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger or amendment of our Articles of Incorporation.

Holders of common stock are entitled to receive dividends on a pro rata basis, when, as and if declared by the Board of Directors, from funds legally available, subject to the rights of holders of any outstanding preferred stock. In the event of the liquidation, dissolution or winding up of our affairs, all of our assets and funds remaining after the payment of all debts and other liabilities, subject to the rights of the holders of any outstanding preferred stock, shall be distributed, pro rata, among the holders of the common stock. Holders of common stock are not entitled to pre-emptive or subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares of common stock offered hereby will be when issued, fully paid and non-assessable.

Public Market

Our shares are currently trading on the National Association of Securities Dealers' OTC Bulletin Board under the stock symbol "IFUE". On June 27, 2000, the closing sale price of the common stock was $.60 per share.

Convertible Debentures

On February 25, 2000, we entered into a convertible debenture purchase agreement with GEM Global Yield Fund Limited and Turbo International Ltd. under which we agreed to issue convertible debentures in the amount of $3,000,000 and warrants to purchase 390,000 shares of our common stock. This agreement was amended on June 16, 2000, to agree to sell a total of $1,500,000 worth of 2% convertible debentures and required the issuance of 195,000 common shares to the purchasers. The convertible debentures will be issued to the purchasers only upon a declaration of effectiveness by the Securities and Exchange Commission of the registration of the shares of common stock underlying the debentures and the 585,000 shares previously acquired by the selling shareholders in connection with the convertible debenture purchase agreement. The debentures, when issued, will bear interest at a rate of 2% per annum commencing on the date of issuance, and mature on June 24, 2005. The debentures are convertible at the option of the holder into that number of shares of our common stock equal to the principal amount of the debentures to be converted including all accrued interest, divided by the conversion price in effect on the conversion date, which is equal to the lesser of (i) $0.8125 or 125% of the average closing bid prices for our common stock for the five trading days prior to the closing of the sale of the convertible debentures or (ii) 91% of the average of the three lowest closing bid prices during the 20 day period immediately preceding the date of conversion, subject to adjustment for stock splits, stock dividends, and similar events. Accordingly, as of June 27, 2000, conversion of the entire principal amount of the convertible debentures and accrued interest thereon would yield 3,191,489 shares of common stock.

If all of the debentures have not been converted or redeemed by June 24, 2005, they will automatically convert into shares of common stock as of that date based on the conversion price formula described above. In the event the closing bid price of our common stock falls below $1.00, we may redeem the debentures at 120% of the par value per debenture.

The occurrence of other specified events constituting an event of default under the terms of the debenture may result in the acceleration of all payments due under the debenture. These events include, but are not limited to, a delisting of our common stock from the OTC Bulletin Board, our making an assignment for the benefit of our creditors or our bankruptcy, insolvency, reorganization or liquidation.

The foregoing has been a brief description of some of the terms of the debentures and warrants. For a more detailed description of the rights of the holders of the debentures and warrants, prospective investors are directed to the actual form of debenture that has been filed as an exhibit to the registration statement of which this prospectus is a part.

Registration Rights

The selling shareholders have the right to require us to register their common shares with the US Securities and Exchange Commission. These rights are evidenced by a registration rights agreement and are the sole reason for our filing of the S-1 registration statement on behalf of the selling shareholders of which this prospectus is a part. The registration rights agreement provides, in part, that we are obligated to register all the warrant shares we have issued to investors. In addition, we must register 400% of the shares we are required to issue upon the conversion of the debentures at the conversion price in effect on the closing date for the sale of the debentures. Under the registration rights agreement, a registration statement must be filed with the SEC and become effective by August 24, 2000. Failure to meet these deadlines or to maintain the registration statement as effective will create potential penalties for International Fuel.

                    INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of it or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

                            DESCRIPTION OF BUSINESS

Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from those that are projected or suggested. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from those projected or suggested may be identified from time to time in our public filings and announcements.

Overview

We are in the business of developing a family of cost-effective fuels known as Performance Enhanced Emission Reduced fuels (PEERFUEL(TM)) that are designed to improve the efficiency of internal combustion engines, thus reducing the level of certain harmful emissions created through the combustion process. Our company and our products are in the development stage. We plan to market, license and sell our PEERFUEL(TM) products upon completion of the development stage.

The PEERFUEL(TM) process has been designed to be flexible to accommodate usage on a large scale (represented by refinery production) or a small scale (represented by individual fleet operations of as few as several trucks). We believe our PEERFUEL(TM) process will be commercially attractive to a wide range of petroleum industry participants. These potential users of the PEERFUEL(TM) process include companies engaged in crude oil exploration who are desirous of diversifying their operations, refiners such as Koch Industries and Tosco, retail distributors and sellers of fuels such as Arco and Shell, and OEM companies such as Ford and General Motors who face significant financial penalties from regulatory agencies for their lack of compliance with environmental legislation.

We have conducted research on the PEERFUEL(TM) process for over four years. We are now in the final stages of commercialization in which targeted testing will be performed to meet regulatory requirements. In addition, we believe there may be potential benefits to be derived in the area of fuel economy from the reprocessing of fuels through the PEERFUEL(TM) system. Specific independent fleet testing will need to be completed to determine whether any fuel economy benefits can be derived from PEERFUEL(TM) products. These tests are currently being set up in four cities across the United States, and with several different industries representing a variety of engine types.

We were founded in 1996 by a team of three individuals: Mr. Norman Barrett, Mr. John Tinker and Dr. James Beecham, who together conceived of a processing system based on altering specific elements of fossil fuel. We formally began testing a contained system for re-processing refined diesel fuel #2 in 1998, and shortly thereafter began the effort to raise the funding necessary to complete the prototype system and substantially complete a testing program that today forms the basis of the commercialization efforts now under way.

Pursuant to an Agreement and Plan of Merger effective as of October 27, 1999 between Blencathia Acquisition Corporation ("Blencathia") and International Fuel, all the outstanding shares of common stock of Blencathia were to be exchanged for 300,000 shares of common stock of International Fuel in a transaction in which International Fuel was the surviving company. Blencathia (a development stage company) was incorporated in Delaware on December 3, 1998 to serve as a vehicle to effect a merger, exchange of capital stock, asset acquisition or other business combination with a domestic or foreign private business. As of the date of the merger, Blencathia had not yet commenced any formal business operations.

The officers, directors, and by-laws of International Fuel continued without change as the officers, directors, and by-laws of the successor issuer following the merger with Blencathia. All financial statement information presented for International Fuel reflects the operations of International Fuel and does not include any operations of Blencathia.

Our office headquarters are located in St. Louis, Missouri with a satellite location in Las Vegas, Nevada. Our corporate telephone number is (314) 727-3333, and our Web site is www.peerfuel.com.
                          ----------------

PEERFUEL(TM) Technology

Through our proprietary Pre-Combustion Fuel Treatment System (PCFTS), our PEERFUEL(TM) products will be designed to improve the efficiency of internal combustion engines, thus reducing the level of certain harmful emissions created through the combustion process. The PEERFUEL(TM) processing system is based on altering specific elements of fossil fuel.

Unlike certain post-refined fuels already in the marketplace that claim to reduce levels of certain harmful emissions, no chemical additives of any kind are used within the PCFTS or PEERFUEL(TM) process. Also, unlike emission reduction systems that are attached to the engine and require sometimes-expensive engine retrofitting, fuel processed through the PEERFUEL(TM) system does not require any physical change to the engine itself. When burned in an internal combustion engine, fuel processed through the PEERFUEL(TM) system will burn more efficiently as a result of the oxidation process, therefore, burning more of the fuel itself and leaving fewer remaining pollutants.

The PCFTS comprising the PEERFUEL(TM) system consists of a self-contained system that is independent of the actual fuel refining process. The basis of our system is to control the flow rate of pre-processed fuel through a special magnetic field. The resulting re-processed fuel, when combusted in an engine, burns at a more efficient rate, leaving a lower level of harmful emissions including nitrogen oxide (NO\\2\\), commonly referred to as NOX, carbon monoxide (CO), carbon dioxide (CO\\2\\), and carbon particulates (also referred to as particulate matter). The impact of the PEERFUEL(TM) system on a broader spectrum of pollutants represents a significant advantage over many of the current refinery-based competitive technologies as they tend to impact a narrower range of pollutants, and in fact, some technologies while positively reducing one pollutant may cause an increase in the level of other pollutants.

Prospective Markets

The PEERFUEL(TM) system is a potentially valuable element in a wide variety of industries around the world, albeit limited to the application of pollution reduction efforts and potential fuel economy within these industries. Our marketing efforts will also include governmental agencies located outside of the United States where there is a higher degree of direct involvement or control of the market for the sale of petroleum products. Initially, we will focus on targeted licensing opportunities to companies engaged in fuel refining operations in California where the PEERFUEL(TM) system offers an immediate cost advantage over current methods of meeting the more stringent pollution emission reduction standards mandated in this State. In the event our current fleet testing efforts yield a meaningful improvement in fuel economy, this will open up the marketing of the PEERFUEL(TM) system to a wider market, especially larger fleet operators.

The majority of our current marketing efforts will involve opportunities for diesel fuel #2. Up to this point the Company has not performed any testing on other refined fossil fuel products such as gasoline or jet fuel. The Company does intend to perform testing similar to that already completed for pollution abatement results on other post-refined fuels, which if proved successful would significantly enforce the marketing efforts already in place.

In addition to the commercial or direct market for our PEERFUEL(TM) products, a significant component of our future marketing efforts involves taking advantage of specific incentives put in place by three separate sources: a consortium of governments from around the world (represented by the Kyoto Treaty of 1999), the United States government and certain state governments. These incentives have been put in place to develop alternative fuels to the existing fossil fuels, as well as to create new methodologies for reducing harmful emissions caused by the combustion of fossil fuels. These incentives, which are most commonly applied in the form of tax credits, represent a potentially significant economic benefit to users of our PEERFUEL(TM) products.

Our Strategy

Our current strategy anticipates that after California Air Resources Board
(CARB) diploma certification is received, initial revenues will likely come from the sale of equipment needed to install the PEER process and start the processing of PEERDIESEL(TM). Licensing and affiliated revenues would follow thereafter. Our business strategy is as follows:

          . Complete South Coast Air Quality Management District certification of PEERDIESEL(TM) and commercialization of PEERDIESEL(TM) with CARB.

          . Work with representatives from State of California to introduce legislation to mandate use of PEERDIESEL(TM).

          . Implement PEERDIESEL(TM) in Honduras as the pilot program for Emission Reduction Credits international trading.

          . Enter a joint venture to license refineries for use of PEERDIESEL(TM) reformulation process worldwide.

          . Expand PEERDIESEL(TM) technology to other states that have adopted California air quality regulations.

          . Expand research and development of other diesel distillate categories (jet fuel, home heating oil, bunkers for maritime).

          . Initiate gasoline testing research and development for possible inclusion in the PEERFUEL(TM) family of products.

Our strategy has three primary components:

     .    We will seek certification from the California Air Resources Board
          (CARB) for diesel fuel #2 processed through our PEERFUEL(TM) system to be accepted as a CARB equivalent fuel. This certification is important because it enables PEERDIESEL(TM) to be sold immediately in the State of California; all diesel fuel #2 sold in California must be a CARB certified equivalent fuel. Smaller refineries and distribution companies in California have approximately 10% of the market for diesel fuel, in large part because they have a cost disadvantage versus Arco and Chevron (the two largest refiners). The PEERFUEL(TM) system is less expensive for smaller refiners who rely largely on putting additives into their diesel fuel to meet the pollution emission regulations of CARB. We have already begun working with CARB and Southwest Research Institute (SRI), one of the leading engine and fuel testing laboratories in the world, to define the necessary testing protocol and submit our application. We expect to begin the CARB protocol in the summer of 2000, and provided we meet required performance levels, should have certification before the end of the year. It is our expectation that with this certification, the PEERFUEL(TM) system can immediately be marketed to specific refineries and other potential licensees.

     . The potential shareholder value that would be created by proving a fuel economy benefit from PEERDIESEL(TM) could be significant and additive to any value created through achievement of any regulatory approvals (such as certification as a CARB-equivalent fuel). We will pursue a fleet testing program that will involve conducting a series of tests in different cities, with companies that use a variety of engine types and are used under varying conditions. We have retained MarketMatch, a leading professional services firm in the petroleum industry, to oversee the fleet testing including the compilation of the results. The protocol for our test program has already been established and we have begun contacting potential candidate companies. It is too early to determine if any additional fleet testing will be required, however, we are committed to continuing our efforts in the event conclusive evidence is found to support our claims. Upon formal confirmation of a meaningful fuel economy benefit, our goal will be to begin marketing the PEERFUEL(TM) system to targeted companies that would be in the strongest position to gain from use of our technology.

     . We will apply for a special certification from CARB that will allow us to make specific and detailed claims regarding PEERFUEL(TM) products and their ability to reduce the levels of certain harmful emissions caused by the combustion of fossil fuels in certain engine types. This special certification is difficult to receive, and to this point, no competitive product or process has yet been given such a certification. We believe that with additional, targeted testing we can provide sufficient evidence to CARB to warrant receiving a special certification.

Achieving these objectives is important for two reasons. First, with the special certification, and even with the results achieved from the testing required through the CARB protocol, users of PEERFUEL(TM) products would potentially be eligible for special tax credits, providing a powerful economic inventive for the licensing of our technology. Second, the ability to legally make specific claims regarding the benefits of using PEERFUEL(TM) products combined with the approval by CARB to make those claims, will immediately enhance the marketability of the PEERFUEL(TM) process around the world. CARB is recognized as one of if not the world leader in advancing the effort to reduce harmful pollutants into the environment. With the special certification, we would effectively have CARB's acceptance of the PEERFUEL(TM) process as a significant and sustainable element for fighting pollution from the use of fossil fuels in internal combustion engines. Once obtained, the number of potential users or licensees of PEERFUEL(TM) technology could increase significantly.

Our Progress To Date

Since our inception in 1996 we have worked to put together a team that incorporates a number of key disciplines including extensive knowledge of the petroleum industry and strong practical management skills. We have demonstrated through extensive testing that the PEERFUEL(TM) process generates meaningful and sustainable reductions in certain harmful pollutant emissions for a number of different engine types. Testing of the fuels processed through the PEERFUEL(TM) system has been conducted by a State of California certified laboratory allowing us to compile extensive results. These results have been compiled into presentation format and will form the core of our future efforts to seek regulatory certification in California, as well as any additional efforts to seek approval from other regulatory or governmental agencies.

On June 17, 1999 the Mobile Sources Division of the Air Resources Board of California (CARB) issued Executive Order D-485-1 affirming that PEERDIESEL(TM) does not negatively impact on either the performance of existing pollution control systems contained on engines or on the performance of the engines themselves. This is an important step in our efforts toward commercialization in that it formally supports our contention that PEERFUEL(TM) products do not require any engine re-fit, and more importantly, engine performance is not affected in any way by using PEERFUEL(TM) products, paving the way for wider acceptance of our technology.

For a twelve-month period from 1998 to 1999, we conducted initial fleet testing to investigate any potential fuel economy benefits from fuel processed through the PEERFUEL(TM) system. The results from this informal test program showed on average the vehicles achieved 9% better fuel economy using PEERDIESEL(TM) versus unprocessed diesel fuel #2. We intend to explore the potential fuel economy benefits through a formal fleet testing program that will test a variety of vehicle (engine) types under different operating conditions.

There is no laboratory testing that has been conducted in 2000, as the bulk of the initial research and development testing was completed in 1998-1999. For the remainder of 2000, we will spend most of our time reviewing the underlying scientific effects of the PEER system on diesel fuel, leading up to a plan to try and achieve CARB fuel equivalency certification by the end of the year. This step will require formal, specific testing at an approved laboratory (Southwest Research Institute). The approximate cost of this testing is $250,000, which includes the cost of "shadow" testing that will be done on a limited basis to mimic the CARB required testing, so that we can better understand how the PEER system will perform under CARB's program.

The Company will also be pursuing a fleet testing program in the second half of the year, providing the GEM funding is secured, to evaluate the performance of PEERFUEL(TM) with respect to engine efficiency or fuel economy. We are trying to set up a total of 12 separate fleet testing programs, which will occur at a variety of geographic locations using a number of different engine and vehicle types. Each test will vary in length, but should average four-eight weeks. Initial test data are expected within two weeks from the start of fleet testing.

The 1998-1999 research and testing at California Environmental Engineering (CEE) was formal from a laboratory and market perspective. There is absolutely no intention of performing this testing again. However, we do intend to spot check some of CEE's laboratory testing, especially those areas where we know CARB will be interested in the results (for example, with certain engine types).

The specific plan for the summer months is to focus on the scientific elements of the PEER system, and work to get all the details in place for both CARB testing and fleet testing (as described earlier). In the event we are able to secure the necessary financing earlier, we will start our CARB and fleet efforts earlier.

Research and Development

Our research and development costs are related to the development and testing of the PEERDIESEL(TM) product. The costs incurred in research and development for the nine months ended December 31, 1999 were $330,353. Costs incurred in research and development for the years ended March 31, 1999 and 1998, were $842,905 and $330,089, respectively.

We have been performing research and development activities on PEERFUEL(TM) since 1996, with the majority of our testing activities occurring in 1998 and 1999. Initial testing activities were conducted on a limited basis in July 1996 and again in January 1997, with smaller run times on few engine types. Initial results from these tests were encouraging not only for reductions in key emission substances, but also showed the potential for increased fuel economy.

We officially engaged California Environmental Engineering (CEE) located in Santa Ana, California, to conduct a complete test program starting in 1998 using a variety of engine types. CEE is a state/CARB certified laboratory and is also recognized by the EPA. CEE has the ability to test both diesel fuel and gasoline products. The list of entities for which CEE has conducted testing includes CARB, EPA, Ford, General Motors, Volvo as well as other multi-national corporations.

The formal research and development work consisted of running a series of tests under EPA and Society of Automotive Engineers (SAE) recommended procedures to determine the gaseous emissions levels of four separate diesel engines. The test procedures consist of a prescribed sequence of engine operating conditions on an engine dynamometer with measurements of hydrocarbons (HC), nitrogen oxides

(NOX), carbon monoxide (CO), carbon dioxide (CO2), and particulate matter (PM). The testing was done during 13 steady state modes consisting of five modes at rated engine speed, five modes at an intermediate speed, and three modes at idle. Four separate engines were used in the testing: Cummins L-10, Caterpillar 3208, and two separate Detroit Diesel engines. The test fuel used for the baseline program was standard D-2 diesel fuel, and for the PEERFUEL(TM) testing re-processed D-2 fuel was used which ranged in age from less than one month old to nearly 12 months old.

We are not presently engaged in any research and development activities. We do expect to continue testing some time in the near future in an effort to further clarify the exact scientific elements involved in the processing of fuel through the PEERFUEL(TM) system. In addition, further testing may be necessary to continue to tightly define the emission reduction benefits to be realized from PEERFUEL(TM) products. We have held several discussions with CARB officials who have evidenced the need to conduct transient cycle testing, a specialized form of engine testing. This testing will be part of our ongoing efforts to achieve special certification from CARB that would enable us to make specific claims with regard to emission reduction performance.

In addition to CARB certification-related research and development efforts, we expect to put together a series of fleet testing programs to identify specific fuel economy benefits from PEERFUEL(TM). We are presently in discussions with a variety of companies representing different industries and geographical conditions, which would participate in a three-six month fleet program. The fleet testing efforts are planned for the second half of 2000.

Marketing

As a development stage company with no immediate revenue generation capabilities, our marketing strategy and resulting efforts have been relatively limited. We have worked over the past year to identify those companies that would benefit specifically from access to PEERFUEL(TM) technology and the resulting products. The companies we have targeted for marketing efforts once we are in a position to commercialize our technology can be grouped into three categories: production/distribution, sales, and other strategic businesses.
In a number of cases firms can be considered to be in both of the first two segments, while other strategic businesses are generally not involved directly in the petroleum industry (such as motor vehicle manufacturers).

It is our intention to remain conservative in our marketing efforts until such time as either/both emission reduction gains are accepted on a regulatory basis (CARB certification) and we have proven greater fuel economy from PEERFUEL(TM) products. CARB certification is important because it immediately opens up the California market for diesel fuel #2 to our technology. Given current refining methods used to meet CARB fuel equivalency standards for diesel fuel #2, our technology is appreciably less expensive, enabling us to market directly to refiners. California is important as a market for two reasons: the size of its market, and the positive perception that will accrue for our technology from certification as a CARB equivalent fuel. Should the results from fleet testing show conclusive evidence of fuel economy benefits from PEERDIESEL(TM), we will immediately alter our marketing efforts to concentrate more heavily on the sales segment, which we believe will have an immediate interest in knowing more about our technology.

Currently, we are introducing PEERDIESEL(TM) into the market through its Web site information, press releases, and publication of testing results. We maintain an Internet Website at http://www.peerfuel.com.
                                -----------------------

We intend to market PEERDIESEL(TM) by licensing arrangements with refineries and/or other appropriate marketing strategies.

Competition

The growth in concern over the environment has stimulated significant efforts in a range of areas that can be considered competitive to PEERFUEL(TM) technology. Most experts agree that it is not an issue of if, but when a viable alternative or set of alternatives will be available to replace or greatly reduce the use of fossil fuels. The work now being performed is centered around either reducing the harmful emissions of fossil fuels, or replacing fossil fuels altogether.

The majority of the technologies seeking to reduce or even eliminate harmful emissions fall into three categories: cleaner fuels, engine emission reduction devices, and fossil fuel alternatives. Clean fuel technology is centered around either additional refining which pulls out harmful emission substances (such as sulfur), or use additives (such as Methyl Tertiary Butyl Ether or MTBE) which bind to the fuel causing reduction in certain harmful emissions. Engine emission reduction devices include such items as the catalytic converter, which trap or filter harmful emissions before they are released into the environment. Fossil fuel alternatives include both alternative-fuel vehicles (electric cars) and alternative-fuels (compressed natural gas).

The difficulty with most technologies now being pursued that work to reduce the harmful emissions from combusting fossil fuel, whether through cleaner fuel or engine devices, or a combination of the two, is that the improvements are only incremental and are very costly. While it is possible to make cleaner fuels that meet emission legislation targets for certain pollutants, to meet the more meaningful reduction standards it may push the cost of diesel fuel to two or even three times its current price. In addition, it has been proven that attempts to reduce a particular level of a pollutant such as sulfur, may have the unintended impact of increasing other pollutants. We are not aware of any research to date that generates a broad spectrum of emission reduction. Federal and state legislation covering emission reduction requirements also poses a problem for competitors because it can shift with respect to certain pollutants, leaving new technologies incompatible with new regulations and making them commercially nonviable.

Alternative fuels and alternative vehicles are often acknowledged to hold the highest potential on a long term basis to solve pollution abatement needs, but face significant hurdles in crafting a solution in the near or medium term. Issues such as vehicle cost, engine re-fit, engine performance, potential environmental damage, scalability and others have effectively resulted in limiting the economic viability of these alternative technologies. Added to the problems just stated is the social cost of allowing for the potential elimination of a material part of the petroleum industry and the resulting effect on the world's economic system.

While the level of competition in the market is wide, it is not believed to be especially deep in that no one emission reduction technology now dominates the market, and therefore, no one company or group of companies has a meaningful market share. We believe this is an opportune time for the introduction of PEERFUEL(TM) technology because it offers a low cost, high value product that can be seamlessly melded into the existing global economic framework.

IFT anticipates three possible sources of competition for PEERFUEL(TM):

          . Companies with greater resources and more financial strength that offer similar technology to PEERDIESEL(TM);

          .    Vehicles utilizing alternative fuels; and

          . Alternative fuels for use on current vehicles with engine retrofitting.

Regulatory Approval and Certification Process

All petroleum-based fuels sold in the United States are subject to regulation by a number of state and federal authorities, the most important of which are the Environmental Protection Agency (EPA) and the Air Resources Board of California
(CARB). The EPA has formal jurisdiction over the majority of air and water regulations as a result of the Clean Air Act. However, the EPA acknowledged the special environmental conditions existing in California and the state's efforts to create stringent regulations, some of which were more advanced than the EPA's, and granted the state exemptions from specific areas of the Clean Air Act. While a number of states have since adopted some pieces of CARB's regulations, California still remains the standard within the United States, and even around the world, for the regulation of air and water resources.

With respect to receiving approval for the sale of individual petroleum fuels in California, such as diesel and gasoline fuels, CARB requires these fuels meet a CARB certified standard. This standard is referred to as CARB equivalency certification, and can only be obtained by submitting a fuel to a formal certification procedure. The legislation for this process was passed in 1988, and since that time over 25 individual fuels have received CARB equivalent status, although a number of these fuels were derivatives of original formulations that were changed (the CARB process still requires these to be certified). Of the fuels that have achieved CARB equivalency certification, only a few have actually achieved commercial viability.

The first step involved in obtaining CARB equivalency certification involves completing an application. The application primarily involves disclosure of the scientific basis for production of the target fuel to be certified. CARB has the right to reject an application if it feels the underlying science of a particular formulation or, in the case of the Company, the process for creating fuel has not been fully described, could create an environmental or other hazard, or has some other feature(s) that could put the public at risk through the production, distribution or use of the target fuel.

Once an application has been reviewed and accepted, the target fuel or process must be tested in a state certified laboratory using a specific, defined testing methodology. Because of both the rigor and importance of the certification testing procedure, only a limited number of laboratories have been approved by California for this testing. The Company has elected to have Southwest Research Institute (SRI), headquartered in San Antonio, Texas, perform the certification testing. SRI is acknowledged as one of the world's foremost laboratories specializing in the field of emission control work.

The CARB protocol itself takes approximately one week, during which time baseline testing is performed, and then the target fuel is run through. CARB regulations require that the target fuel pass all levels of the testing process at or above specified levels, and if at any time the results fall below these levels the entire testing process must be repeated. Any change to the formulation or process for creating the fuel must be reported to CARB, and if the change is deemed material, a new application may be required, effectively causing the entire process to be re-started.

In the event the target fuel passes all levels of the testing protocol, within 30 days of submission of the final testing report by SRI, the Company will receive the CARB equivalency certification. This last step will enable the Company to immediately sell PEERFUEL(TM) in the state of California. Once certified, PEERFUEL(TM) will not require any additional testing or other formal procedures in the future to retain the fuel equivalency certification.

Patents and Trademarks

Our success substantially depends upon the proprietary technology used for developing our PEERFUEL(TM) products. We presently have filed for a patent, File #98-5251, entitled "Method of Verifying Vehicle Emissions," which focuses on the method of verifying vehicle emissions and also verifying test fuel on both a pre-and post-processed basis. We have two patents pending before the United States Patent and Trademark Office and have been issued six trademarks and service marks including PEERFUEL(TM) and PEERDIESEL(TM). In addition to the foregoing proprietary technology restrictions, all testing by CEE or others is subject to strict privacy and confidentiality controls. No outside entity will be invited to evaluate the science underlying the PEER process until such time as the testing is completed.

We regard the protection of our patents, trademarks and trade secrets as critical to our future success and rely on a combination of patent, trademark and trade secret laws and contractual restrictions to establish and protect our proprietary rights in products and services. We have entered into confidentiality agreements with certain of our consultants, contractors and suppliers in order to limit access to and disclosure of our proprietary information. There can be no assurance that these contractual arrangements or the other steps taken by us to protect our intellectual property will prove sufficient to prevent misappropriation of our technology or to deter independent third-party development of similar technologies. While we intend to pursue registration of our trademarks and service marks in the U.S. and internationally, effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our services are made available.

We also rely on technologies that we license from third parties, such as the suppliers of computer technology, the operating system and specific hardware components for our products and services. These licenses extend for terms ranging from one year to perpetuity and are subject to satisfaction of conditions laid out in the specific licensing agreements. There can be no assurance that these third-party technology licenses will continue to be available to us on commercially reasonable terms. The loss of such technology could require us to obtain substitute technology of lower quality or performance standards or at greater cost, which could materially adversely affect our business, results of operations and financial condition.

Although we do not believe that we infringe the proprietary rights of third parties, there can be no assurance that third parties will not claim infringement by us with respect to past, current or future technologies. We expect that participants in our markets will be increasingly subject to infringement claims as the number of services and competitors in our industry segment grows. Any such claim, whether meritorious or not, could be time-consuming, result in costly litigation, cause service upgrade delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements might not be available on terms acceptable to us or at all. As a result, any such claim could have a material adverse effect upon our business, results of operations and financial condition.

Employees

Our four employees consist of a President, Chief Executive Officer, Secretary/Financial Officer and Administrative Assistant. By the end of 2000, we expect our full time employment to increase to 6 individuals. We have no supplemental benefit or incentive arrangements with our employees other than health insurance coverage. We believe that our future success will depend in part on our continued ability to attract, integrate, retain and motivate highly qualified technical and managerial personnel, and upon the continued service of our senior management and key technical personnel. The competition for qualified personnel in our industry and geographical location may be intense, and there can be no assurance that we will be successful in attracting, integrating, retaining and motivating a sufficient number of qualified personnel to conduct our business in the future. From time to time, we also engage independent contractors to support our research and development, marketing, sales and support and administrative organizations. We have never had a work stoppage, and no employees are represented under collective bargaining agreements. We consider our relations with our employees to be good.

Subsidiaries

We do not presently have, and do not intend to form anytime in the near future, any subsidiaries.

Description of Property

We maintain our administrative offices at 7777 Bonhomme, Suite 1920, St. Louis, Missouri, 63105, under an annual lease agreement for office space and administrative services of $5,000 per month for approximately 1,500 square feet from a company related through common ownership. The agreement expires in July 2000.

We maintain our operations offices at 7230 Raven Avenue, Las Vegas, Nevada, 89113 under a rent-free arrangement with an employee. If rent was charged the amount would be nominal.

Our management believes that our current facilities are adequate to meet present operating requirements.

Corporate Organization

International Fuel Technology, Inc. ("IFT") was incorporated under the laws of the State of Nevada on April 9, 1996. International Fuel has an authorized capitalization of 150,000,000 shares of common stock, $.01 par value per share and no authorized preferred stock. On July 22, 1999, International Fuel effected a one-for-ten reverse split of its outstanding common stock. All references to share information have been restated to reflect this split.

Effective March 31,1998, International Fuel merged with United States Fuel Technology, Inc. United States Fuel Technology, Inc. was formed primarily to market PEERFUEL(TM) in North America. On May 29, 1998, International Fuel entered into an agreement and plan of merger with Scientific Fuel Technology, LLC, a company related through common ownership.

Pursuant to an Agreement and Plan of Merger effective as of October 27, 1999 between Blencathia Acquisition Corporation ("Blencathia") and International Fuel, all the outstanding shares of common stock of Blencathia were to be exchanged for 300,000 shares of common stock of International Fuel in a transaction in which International Fuel was the surviving company. Blencathia (a development stage company) was incorporated in Delaware on December 3, 1998 to serve as a vehicle to effect a merger, exchange of capital stock, asset acquisition or other business combination with a domestic or foreign private business. As of the date of the merger, Blencathia had not yet commenced any formal business operations, and the $264 of operations costs through September 30, 1999 related to Blencathia's formation. In a related transaction following the Blencathia merger, International Fuel paid consideration consisting of $100,000 cash to TPG Capital Corporation ("TPG"), a former shareholder of Blencathia, pursuant to an agreement entered into in October 1999 under which International Fuel engaged TPG to provide services in connection with effecting a business combination between International Fuel and a publicly reporting company. Under the terms of the TPG agreement, International Fuel also agreed to place the International Fuel shares granted to Blencathia shareholders under the Blencathia merger agreement into escrow and to register and sell such shares on behalf of Blencathia shareholders for aggregate consideration of $500,000. Any remaining unsold shares will be returned to International Fuel after the former shareholders have received proceeds of $500,000. In the event the value of the shares generates less than $500,000 upon liquidation by Blencathia, International Fuel will need to satisfy the remaining liability.

The officers, directors, and by-laws of International Fuel continued without change as the officers, directors, and by-laws of the successor issuer following the merger with Blencathia. All financial statement information presented for International Fuel reflects the operations of International Fuel and does not include any operations of Blencathia.

International Fuel is engaged in one reportable industry segment. Financial information regarding this segment is contained in International Fuel's financial statements included in this registration statement.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

Forward Looking Statements and Associated Risks

This prospectus contains forward-looking statements made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These forward looking statements are based largely on our expectations and are subject to a number of risks and uncertainties, many of which are beyond our control, including, but not limited to, economic, competitive and other factors affecting our operations, markets, products and services, expansion strategies and other factors discussed elsewhere in this report and the documents filed by us with the Securities and Exchange Commission. Actual results could differ materially from these forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this prospectus will in fact prove accurate. Our ability to accomplish our objectives, and whether or not we will be financially successful, is dependent upon numerous factors, each of which could have a material effect on the results obtained. Some of these factors are within the discretion and control of management and others are beyond management's control. Management considers the assumptions and hypothesis used in preparing any forward-looking assessments of profitability contained in this document to be reasonable by management. However, we cannot assure investors that any projections or assessments contained in this document or otherwise made by management will be realized or achieved at any level. We make no representation or warranty as to the accuracy or completeness of any of these assumptions, and nothing contained in this document should be relied upon as a promise or representation as to any future performance or events. We do not undertake any obligation to revise these forward-looking statements to reflect future events or circumstances. Prospective investors should have this prospectus reviewed by their personal investment advisors, legal counsel or accountants to properly evaluate the risks and contingencies of this offering.

Overview

IFT was incorporated under the laws of the State of Nevada in April 1996, to develop and commercialize a proprietary scientific process, "Performance Enhanced Emissions Reduced" ("PEER"), that reformulates various refined fuels, including #2 diesel fuel, home heating oil, #6 (Bunker) fuel, jet engine fuel and gasoline to improve combustion efficiency and reduce the amounts of harmful exhaust emissions from internal combustion engines. The resulting reprocessed fuels are known as PEERFUEL(TM). IFT is a development stage company, has had no revenues to date and has raised capital for initial development through the issuance of its securities and promissory notes. Effective October 27, 1999, IFT changed the date of its fiscal year end from March 31 to December 31. The nine-month period ended December 31, 1999, is referred to as the transition period. All year and quarter references relate to IFT's prior fiscal years and quarters, unless otherwise stated.

Three Months Ended March 31, 2000 Compared to the Three Months Ended March 31, 1999

Total operating expenses from development stage operations were $1,274,627 for the three months ended March 31, 2000, as compared to the development stage operating expenses of $435,766 for the three month period ended March 31, 1999. This represents a 292.5% increase from the prior period. Increased development stage operating expenses in the current period compared to the prior period are a result of increased payroll expenses, consultant fees, advertising and marketing expenses, board meeting expenses, travel expenses, and other expenses related to product development.

Board meeting expense for the three months ended March 31, 2000 were $117,216 representing an increase of $117,216 over the corresponding period of 1999. On February 23, 2000 the Board of Directors adopted the Director's Stock Compensation Plan, which provides for an annual award of 10,000 shares of our common stock to our Board members as reimbursement for their attendance at the Board meetings and an additional 1,000 shares of our common stock for any three telephone conference call Board meetings attended. During March 2000, 45,000 shares of our common stock were issued to three non-employee Board members, calculated based on the trading price of our stock at February 23, 2000 which was $2.75 per share, and are reflected in these financial statements as Board meeting expense of $117,216 and travel expense $6,534.

Consulting expenses during the three months ended March 31, 2000 were $175,249 representing an increase of $173,749 from the corresponding period for 1999.
IFT sold 100,000 common shares to a company whose sole director is a director of IFT for $200,000. The market value on the day of issuance for these 100,000 common shares was $331,250. The $131,250 in market value in excess of the cash amount received is reflected in these financial statements as consulting expense and additional paid in capital. The remaining amount of the increase is due to consultants used in the operations of IFT and in the development of a market for IFT's common stock.

Research and development costs during the three months ended March 31, 2000 were $0 representing a decrease of $328,559 from the corresponding period for 1999. The decrease is primarily due to the reduction of the purchase of testing supplies, rental equipment and decreased testing and laboratory fees.

Payroll expenses during the three months ended March 31, 2000 were $769,511 representing an increase of $705,857 from the corresponding period of 1999.
This represents a 1,108.9% increase from the prior period. The increase was primarily due to the Board of Director's granting a bonus of 100,000 shares of IFT's common stock paid to each of IFT's President/COO and to its Chief Executive Officer on February 23, 2000, and these shares have been reflected in these financial statements as payroll expense of $550,000. Additionally, on February 23, 2000 the Board of Directors adopted the Director's Stock Compensation Plan, which provided for an annual award of 10,000 shares of IFT's common stock to Board members as reimbursement for their attendance at the Board meetings. The President/COO and the Chief Executive Officer were awarded 10,000 shares of IFT's common stock as Board members, and these shares have been reflected in these financial statements as payroll expense of $55,000. The stock-award shares value was calculated based on the trading price of IFT's stock at February 23, 2000 which was $2.75 per share. Additionally, on January 31, 2000 IFT extended the employment agreements with its President/COO and Chief Executive Officer through December 31, 2000. Under these agreements, the President/COO will receive an annual base salary of $180,000, 3,000 shares of IFT's common stock per month and a bonus award as deemed appropriate by the Board of Directors of IFT. The Chief Executive Officer will receive an annual base salary of $180,000, 6,000 shares of IFT's common stock per month and a bonus award as deemed appropriate by the Board of Directors of IFT. The employment agreement shares in the amount of 18,000 are reflected in these financial statements as payroll expense and additional paid in capital, and the shares value was calculated based on the trading price of IFT's stock at February 1, 2000 which was $3.25 per share. During the three month period ended March 31,

2000, payroll expense from common stock issued totaled $341,500 for the Chief Executive Officer and $322,000 for the President/COO.

Professional services during the three months ended March 31, 2000 were $161,282 representing an increase of $158,084 over the corresponding period for 1999.
The increase is primarily due to the increased expenses for legal, accounting, SEC filings, research professionals, and the use of a temporary employment service.

Interest expense for the three months ended March 31, 2000 was $1,449 representing a decrease of $17,888 over the corresponding period for 1999. This represents a decrease of 92.5% from the prior period. The decrease is primarily due to an agreement we entered into with certain promissory note holders on November 1, 1999 to issue 423,537 shares of our common stock by December 31, 1999 in exchange for the balance of the promissory notes due in the amount of $704,254 and interest on the notes due in the amount of $142,820 at $2.00 per share. The exchange shares were issued on December 31, 1999 that reduced interest expense for the three months period ending March 31, 2000.

The net loss for the three months ended March 31, 2000 was $1,276,076 as compared to the net loss of $455,103 for the three months ended March 31, 1999. This represents a 280.4% increase from the prior period. The net loss per common share for the three months ended March 31, 2000 was $.08 as compared to the net loss per common share of $.04 for the three months ended March 31, 1999.

Comparison of Nine Months Ended 12/31/99 and Fiscal 3/31/99

Total operating expenses from development stage operations were $5,226,799 for the nine months ended December 31, 1999, as compared to the development stage operating expenses of $7,751,844 for the twelve month period ended March 31, 1999. This represents a 32.6% decrease from the prior period. The total development stage operating expenses for the nine month period ended December 31, 1998, were $7,335,493. Decreased development stage operating expenses in the current period compared to the fiscal year ended March 31, 1999 are a result of decreased consulting fees, increased professional fees, and other expenses related to product development. We are presenting this comparison as the nine months ended December 31, 1999, compared to the nine months ended December 31, 1998. The primary expense incurred, of the $455,103 total expenses, during the three month period ended March 31, 1999, was $328,559 of product development costs.

Consulting expenses during the nine months ended December 31, 1999, were $295,000 representing a decrease of $6,045,500 from the corresponding period for 1998. This represents a decrease of 95.3% from the prior period. The decrease is primarily due to the issuance of 1,200,000 shares of our common stock to our former Board Chairman during December 1998 as reimbursement for personally owned common shares he issued to others for consulting services rendered. These shares were valued at the estimated fair value per share of $5.00.

Research and development costs during the nine months ended December 31, 1999 was $330,353, representing a decrease of $183,994 from the corresponding period for 1998. This represents a decrease of 35.8% from the prior period. The decrease is primarily due to the reduction in the purchase of testing supplies, rental equipment and decreased testing and laboratory fees.

Rent expense during the nine months ended December 31, 1999 was $32,685 representing a decrease of $84,948 from the corresponding period of 1998. This represents a 72.2% decrease from the prior period. We rented our Las Vegas office space and equipment on a month to month basis from a company related through common ownership until May 5, 2000. Presently, we maintain our Las Vegas operations offices under a rent-free arrangement with an employee. From September 1, 1998 through March 31, 1999 the rent for the Las Vegas office facility was $18,000 per month. After March 31, 1999 the office rent decreased to $5,000 per month to reflect market and operations conditions. The revised rental amount was retroactive to March 1, 1999. A credit was issued in the amount of $13,000 during the nine month period ended December 31, 1999. Prior to September 1, 1998 the office rent was $4,000 per month. We rent our St. Louis office space and equipment on a six month lease from a company related through common ownership. Payments totaled $32,500 during the nine month period ended December 31, 1999.

Payroll expenses during the nine months ended December 31, 1999 were $318,036 representing an increase of $201,363 from the corresponding period of 1998.
This represents a 172.6% increase from the prior period. The increase was primarily due to the hiring of additional employees to administer the day-to-day operations. Additionally, on July 13, 1999 we entered into employment agreements with our Chief Executive Officer and Chief Operating Officer which expire January 31, 2000 with options to extend until July 31, 2000. Under the terms of the agreement(s), these officers each receive base pay of $1,000 per month plus a combined total of 90,000 shares of our common stock payable at the end of the initial term of the agreement. The stock-based compensation earned through December 31, 1999 was $166,587 and has been reflected in these financial statements as payroll expense and as additional paid in capital, calculated based on the trading price of our stock at July 13, 1999 which was $2.1875 per share. Currently, we have five employees.

Professional services during the nine months ended December 31, 1999, were $3,662,718 representing an increase of $3,581,282 over the corresponding period of 1998. On July 1,1999, we entered into an agreement with Onkar Corporation, Ltd. to issue 1,500,000 shares of common stock in exchange for various services including introduction to brokers, dealers and potential investors and for facilitating the writing of a minimum of three research reports on International Fuel. We received $750,000 for these shares. The $3,468,750 difference between the value of the shares using the market price at the date of the agreement and the $750,000 of proceeds received from the agreement have been reflected in the statement of operations for the nine month period ended December 31, 1999 as professional services expense. The increase in professional services is also due to hiring services for payroll, web-site initialization, costs related to investigation of patent filing, financial information report filing and new administrative expenses. Additionally, there were increases in legal and audit expenses during the nine month period ended December 31, 1999.

Acquisition expense during the nine months ended December 31, 1999, was $500,000 representing an increase of $500,000 over the corresponding period of 1998. Effective October 27, 1999, we merged with and into Blencathia Acquisition Corporation. Blencathia had 300,000 shares outstanding at the time of merger, which it redeemed and canceled. In exchange for 300,000 shares of Blencathia's common stock, we will issue Blencathia 300,000 of our restricted common shares. These restricted common shares are expected to be sold in an amount sufficient to provide the former shareholders of Blencathia with proceeds of $500,000.

Other expenses for the nine months ended December 31, 1999, were $59,234 representing an increase of $12,166 from the corresponding period of 1998. This represents a 25.8% increase from the prior period.

The increase for the nine months ended December 31, 1999 is due primarily to the cost to purchase postage for shareholder news mailings, the rights offering information mailing to shareholders, the mailing of the rights offering stock certificates, printing costs for the new rights offering stock certificates, transfer agent fees to process the rights offering stock certificates and the purchase of a Director's and Officers Liability Insurance Policy.

Interest expense during the nine months ended December 31, 1999 was $405,341 representing an increase of $336,769 for the corresponding period of 1998. This represents a 491.1% increase from the prior period. Interest expense increased primarily due to an agreement we entered into with certain promissory note holders on November 1, 1999 to issue 423,537 shares of our common stock by December 31, 1999 in exchange for the balance of the promissory notes due in the amount of $704,255 and interest on the notes due in the amount of $142,820 at $2.00 per share. The note and interest exchange value was calculated based on the trading price of our stock at November 1, 1999. The $355,771 difference between the $2.00 (per the agreement) value of the shares and the $2.84 trading price of the shares has been reflected in these financial statements as interest expense.

The net loss for the nine months ended December 31, 1999, was $5,632,140 as compared to the net loss of $7,404,065 for the nine month period ended December 31, 1998. This represents a 23.9% decrease from the prior period. The net loss per share for the nine months ended December 31, 1999 was $.36 as compared to the net loss per common share of $.57 for the nine month period ended December 31, 1998.

Comparison of Fiscal 3/31/99 And Fiscal 3/31/98

Total operating expenses were $7,751,844 for the twelve months ended March 31, 1999, as compared to the operating expenses of $1,083,148 for the twelve months ended March 31, 1998 representing an increase of $6,668,696. This represents a 615.7% increase from the prior period. Increased operating expenses are a result of consulting fees, costs incurred in product development, rent expense, payroll expense and interest expense.

Consulting expenses during the twelve months ended March 31, 1999 were $6,342,000 representing an increase of $5,798,588 from $543,412 during the twelve months ended March 31, 1998. The increase is primarily due to the issuance of 1,200,000 shares of the IFT's stock to the former Board Chairman during December 1998 as reimbursement for consulting services he personally paid for on behalf of IFT. These shares were valued at the estimated fair value per share of $5.00.

Research and development costs during the twelve months ended March 31, 1999 were $842,905 representing an increase of $512,816 from $330,089 during the twelve months ended March 31, 1998. This represents a 155.4% increase from the prior period. The increase is primarily due to the enhanced laboratory testing schedule and the purchase of additional shop and testing supplies.

Rent expense during the 12 months ended March 31, 1999 was $146,000 representing an increase of $96,724 from $49,276 during the twelve months ended March 31, 1998. This represents a 196.3% increase from the prior period. IFT rents its office space and equipment on a month-to-month basis from a company related through common ownership. IFT moved to new offices in Las Vegas on September 1, 1998. The rental expense for the new facility was $18,000 per month, an increase of $14,000 per month from $4,000 per month for the corresponding period for 1998.

Payroll expenses and related benefits during the twelve months ended March 31, 1999 were $180,327 representing an increase of $127,321 from $53,006 during the twelve months ended March 31, 1998. This represents a 240.2% increase from the prior period. The increase is due primarily to the hiring of additional employees to administer the day-to-day operations of IFT.

Professional services during the twelve months ended March 31, 1999 were $84,634 representing an increase of $63,540 from $21,094 during the twelve months ended March 31, 1998. This represents a 301.2% increase from the prior period. The increase is due primarily to additional legal, accounting and financial information reporting services.

Travel expenses for the twelve months ended March 31, 1999 were $41,164 representing a decrease of $2,552 from $43,716 during the twelve months ended March 31, 1998. This represents a 5.8% decrease from the prior period. The decrease is due primarily to a reduction of trips taken to the testing laboratory in California.

Other expenses for the twelve months ended March 31, 1999 were $35,782 representing an increase of $32,100 from $3,682 during the twelve months ended March 31, 1998. The increase is due primarily to postage for shareholder mailings, meals and entertainment, laundry and cleaning of uniforms.

Interest expense during the twelve months ended March 31, 1999 was $87,909 representing an increase of $80,391 from $7,518 during the twelve months ended March 31, 1998. The increase is due primarily to interest accrued on unsecured, short-term loans used for working capital for IFT, which bear interest at 12% per annum.

The net loss for the year ended March 31, 1999, was $7,839,753 as compared to the net loss of $1,090,666 for the year ended March 31, 1998. This represents a 618.8% increase from the prior period. The net loss per share for the year ended March 31, 1999 was $.59 as compared to the net loss per common share of $.20 for the year ended March 31, 1998.

New Accounting Pronouncements

In June 1998, the FASB issued SFAS No. 133 "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 is effective for years beginning after June 15, 2000 and requires comparative information for all fiscal quarters of fiscal years beginning after June 15, 2000. We do not expect the adoption of this statement to have significant impact on our results of operations, financial position or cash flows.

Year 2000 Matters

The "Year 2000" problem refers to the potential for computational errors or system malfunctions by computer hardware or software that fail to properly recognize dates beginning with January 1, 2000, or which fail to recognize 2000 as a leap year. In anticipation of this problem, we implemented a Year 2000 readiness program intended to identify, evaluate and address our Year 2000 exposure.

At the time that this prospectus was prepared, we had not experienced any material Year 2000 problems with our internal systems and were not aware of any such problems experienced by our vendors and other service providers. As a result, no material adverse impact of the Year 2000 problem on our business and operations was expected at the time of this report, based upon the information available to us. Although we believe that it is unlikely at the time of this report, there can be no assurance that any Year 2000 problems will not result in material cost to us or have a material, adverse impact on our business, financial condition or results of operations.

Liquidity And Capital Resources

A critical component of our operating plan impacting the our continued existence is the ability to obtain additional capital through additional debt and/or equity financing. We do not anticipate that we will generate a positive internal cash flow until such time as we can generate revenues from license fees from our PEERFUEL(TM) process and/or direct sales of our PEERFUEL(TM) products, either or both of which may take the next few years to realize. In the event we cannot obtain the necessary capital to pursue our strategic plan, we may have to cease or significantly curtail our operations. This would materially impact our ability to continue as a going concern. The independent auditor's reports included with the financial statements later in this prospectus indicate there is a substantial doubt that IFT can continue as a going concern.

We have met our capital needs since inception through March 31, 2000 primarily through the issuance of common stock as compensation for services rendered, which have totaled $10,999,166 since inception in April 1996, and for the three month period ended March 31, 2000, totaled $1,048,690. In addition to these amounts, we have raised $2,788,028 in cash from the issuance of common stock since our inception, with $204,350 of this total raised during the three month period ended March 31, 2000. Most of these funds have been raised through private placement transactions. Since our inception, financing totaling $1,339,425 was raised privately through notes payable to various sources, of which $549,171 was repaid, $677,754 was converted to common stock, and $112,500 is recorded as a liability on the March 31, 2000, balance sheet. For the three months ended March 31, 2000 proceeds from notes payable totaled $50,000.

The cash used in operating activities for the three months ended March 31, 2000 was $261,206 as compared to $140,400 used in operating activities for the three months ended March 31, 1999. The primary use of the additional cash in operations compared to the prior year was for accounts payable. The cash provided by financing activities was $254,350 for the three months ended March 31, 2000 as compared to $72,153 provided by financing activities for the three months ended March 31, 1999. The primary increase in cash provided by financing activities compared to the prior year was from the sale of 100,000 shares of common stock for $200,000. Net cash decreased by $6,856 for the three months ended March 31, 2000 as compared to net cash decreasing by $68,247 for the three months ended March 31, 1999.

Working capital at March 31, 2000 was ($830,891) as compared to ($770,940) at December 31, 1999. The primary decrease in working capital is due to the increase of a note payable of $50,000 which was used for operations.

We have met our capital needs since inception through December 31, 1999 primarily through the issuance of common stock as compensation for services rendered, which have totaled $9,950,476 since inception in April 1996, and for the nine-month period ended December 31, 1999, totaled $3,642,335. In addition to these amounts, we have raised $2,583,678 in cash from the issuance of common stock since the IFT's inception, with $1,146,450 of this total raised during the nine-month period ended December 31, 1999. Most of these funds have been raised through private placement transactions. Finally, since IFT's inception, financing totaling $1,031,425 was raised privately through notes payable to various sources, of which $291,171 was repaid, $677,754 was converted to common stock, and $62,500 is recorded as a liability on the December 31, 1999, balance sheet. For the nine months ended December 31, 1999 proceeds from notes payable totaled $325,700, with $258,000 repaid and $677,754 converted to common equity. The notes payable were converted at an average price of $2.00 per share, and included both the outstanding principal and interest owed as of November 1, 1999.

The cash used in operating activities for the nine months ended December 31, 1999 was $1,162,743 as compared to $1,396,056 and $773,808 used in operating activities for the years ended March 31, 1999 and 1998, respectively. The cash provided by financing activities was $1,214,150 for the nine months ended December 31, 1999 as compared to $1,395,724 and $767,243 provided by financing activities for the years ended March 31, 1999 and 1998, respectively. Net cash increased by $26,358 for the nine months ended December 31, 1999 as compared to net cash decreasing by $4,612 and $6,207 for the years ended March 31, 1999 and 1998, respectively.

While management cannot make any assurance as to the accuracy of our projections of future capital needs, it is anticipated that a total of approximately $1.5 million over the next year will be necessary in order to enable us to meet our capital needs and prepare the Company for the commercialization of our process. IFT expects to have the CARB application completed by August 2000. IFT will contact Southwest Research Institute to begin the equivalency testing at their laboratory. If Southwest Research can fit IFT into their schedule by November 1, 2000, and assuming it will take 30 days for the testing process itself, IFT will submit results of the tests to CARB by the end of November.
IFT expects the CARB equivalency certification process to take approximately 30 days and be completed by the end of December 2000. After CARB issues the equivalency certification, IFT will begin marketing target refiners in California. Also, IFT has determined an appropriate third-party fleet testing program and plans to have the details worked out regarding the logistics with MarketMatch in the next 60 to 90 days. Furthermore, IFT plans to manufacture at least two more fuel processors to successfully conduct the fleet testing program. Once the fleet testing has commenced, on or about October 1, 2000, IFT should start seeing actual test data results with respect to the value of the PEER process by October 15th. By the end of December IFT expects to have substantial completion of all the fleet testing efforts, which includes correlation of the fuel efficiency data. We believe the $1.5 million will be used as follows: $600,000 for specific testing as part of required regulatory procedures as set by the Air Resources Board of California ("CARB"), $150,000 for commercial fleet testing programs, $188,000 for initial sales and marketing efforts, and $562,000 for salary and related administrative expenses (rent, telephone, etc.). The budget includes officers deferring a portion of their salary for over the next twelve months. In February 2000, we entered into a convertible debenture purchase agreement to raise $3,000,000 through the sale of convertible debentures. During June 2000 this agreement was amended to raise $1,500,000 through the sale of convertible debentures. The amendment of the original agreement from $3,000,000 to $1,500,000 was made by the Company to prevent excess shareholder dilution. The funding of the incremental $1,500,000 is not expected to be required to reach substantial commercialization of the PEERFUEL/TM/ system. These funds were originally budgeted to be used for ancillary corporate activities including hiring of additional personnel for administrative and investor relations activities, accelerated sales and marketing activities, and possibly for acquisition of and/or investment in other companies whose technologies are centered around pollution reduction efforts. These are all effectively discretionary uses of funds, and therefore, there is no need to raise the full $3,000,000. In connection with the convertible debenture purchase agreement IFT issued a warrant for the purchase 390,000 shares of common stock at $.01 per common share. This warrant was exercised on March 28, 2000. We are additionally required to issue 195,000 shares of common stock to place in escrow pending the sale of the convertible debentures. The 195,000 shares of common stock were released to the purchasers of the convertible debenture purchase agreement in conjunction with an amendment to the convertible debenture purchase agreement dated June 16, 2000. Such financing is contingent upon our ability to register the shares of common stock underlying the warrants and debentures with the Securities and Exchange Commission (the "SEC"). There can be no assurance that the registration will be granted effectiveness by the SEC, in which case IFT would be required to seek alternate sources of financing.

The Board of Directors of the Company has authorized a private placement offering of up to $250,000 to accredited investors. Units under the placement are $10,000 each and are structured as convertible notes. Each unit holder has the right to convert the principal portion of the note at 90% of the average price for the five trading days prior to the conversion. If the note holder has not elected the conversion option at the time the Company receives funding from the GEM convertible debenture purchase agreement, the Company will repay the note in full plus accrued interest at 10% per annum. Each unit also comes with 4,000 warrants priced at $1.00 per share that can be exercised anytime within three years from the date of execution of the unit documents. The warrants remain in place regardless of whether or not the principal is converted into stock. The fair value of the warrants will be reflected as a discount to the convertible note. The discount will be amortized as interest expense over the life of the notes. Additionally, the fair value that the note holders are entitled to because of the conversion rate that represents a discount to the market price will be reflected as a discount. This amount will be amortized as interest expense.

The purpose of this funding is to help bridge our capital needs until the GEM financing is closed, especially with respect to legal and accounting costs. In addition, this funding provides the first stage of capital needed to advance our fleet testing and CARB certification efforts.

          QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

N/A

   CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
                                  DISCLOSURE

As of March 7, 2000, the Board of Directors have unanimously agreed to engage BDO Seidman, LLP to be IFT's new principal accountant. At no time during the past two fiscal years or any subsequent period prior to engagement as principal auditor did the Registrant consult with BDO Seidman, LLP regarding either the application of accounting principles to a specified transaction or type of audit opinion which might be rendered on the Registrant's financial statements or any other matter. The former accountant, McGladrey & Pullen, LLP declined to stand for re-election for the December 31, 1999 engagement. The independent auditors' reports for March 31, 1999 and 1998, were modified as to uncertainties about the entity's ability to continue as a going concern. IFT and its former accountants had no disagreements during the fiscal years ended March 31, 1999 and 1998, and through the date they declined to stand for re-election.

                                  MANAGEMENT

Directors and Executive Officers

The following are the names of our directors and executive officers, their present positions with International Fuel and information about their background.

Name                      Age      Title
----                      ---      -----

Jonathan R. Burst          41      Chief Executive Officer, Director
William J. Lindenmayer     40      President, Chief Operating Officer, Director
Patty Foltz                45      Secretary/Treasurer
Fred K. Jensen             64      Director, Chairman
David B. Norris            51      Director
Harry Demetriou            56      Director

All directors hold office until the next annual meeting of shareholders or until their successors are elected and qualified. At present, our Articles of Incorporation provide for not less than one nor more than nine directors. Currently, we have five directors. Our Bylaws permit the Board of Directors to fill any vacancy and such director may serve until the next annual meeting of shareholders or until his successor is elected and qualified. Officers serve at the discretion of the Board of Directors.

Background of Directors and Executive Officers:

JONATHAN R. BURST has served as our Chief Executive Officer since July 1999. From July 1999 to February 2000 he also served as our President. In February 2000, Mr. Burst was appointed to our Board of Directors. In 1998, Mr. Burst founded Burcor International, St. Louis, Missouri, an insurance brokerage firm, and has served as its President since its inception. From 1992 to 1998, Mr. Burst served as Executive Vice President and Managing Director of mergers and acquisitions at Aon Risk Services, a St. Louis, Missouri, mergers and acquisition risk management consulting company. Mr. Burst received his Bachelor of Arts degree in Economics from the University of Missouri in 1981.

WILLIAM J. LINDENMAYER has served as our President since February 2000. He has also served as our Chief Operating Officer since July 1999. In February 2000, Mr. Lindenmayer was appointed to our Board of Directors. From 1999 to the present, Mr. Lindenmayer has served as Managing Director of Burcor Capital, LLC, a venture capital merger and acquisitions subsidiary of Burcor International, St. Louis, Missouri. From 1997 to 1999, Mr. Lindenmayer served as president of DLW Partners, LLC, St. Louis, Missouri, a video tape distribution company. From 1995 to 1997, Mr. Lindenmayer served as President of WLI William Lindenmayer Group, Inc., St. Louis, Missouri, a financial consulting company. Mr. Lindenmayer received his Bachelor of Science degree from Cornell University in 1982 and his Masters of Business Administration from University of Virginia in 1988.

PATTY FOLTZ has served as our Secretary/Treasurer since August 1998. From 1995 to 1998, Ms. Foltz served as Corporate Secretary, Treasurer and Chief Financial Officer of Jake's Crane Rigging & Transport International, Inc., Las Vegas, Nevada, a large equipment rental company. From 1994 to 1995,

Ms. Foltz served as Accounting Manager at Jake's Crane Rigging & Transport International, Inc. From 1989 to 1997, Ms. Foltz served as Corporate Secretary, Treasurer and Chief Financial Officer of Jake's Wire Rope, a crane rigging supply sales division of Jake's Crane Rigging & Transport International.

FRED K. JENSEN has served on our Board of Directors since April 1999 and became chairman of the Board of Directors in February 2000. Since 1975, Mr. Jensen has served as President of Jensen Oven Co., Inc., Farmington Hills, Michigan, a manufacturer of industrial heating equipment. Since 1978, Mr. Jensen has also served as a consultant to casualty insurance companies regarding cause and origin investigations of fires and explosions in industrial process heating equipment and related equipment. Mr. Jensen received his Bachelor of Science degree in Mechanical Engineering in 1957 from Michigan State University.

DAVID B. NORRIS has served on our Board of Directors since April 1999. Since 1983, Mr. Norris has been the owner and President of Addicks Services, Inc., Richmond, Texas, a construction company.

HARRY DEMETRIOU has served on our Board of Directors since February 2000. Mr. Demetriou has been a ship owner for over 25 years. The ships are bulk carriers of and transport goods in bulk on a worldwide basis.

Compensation

The following table sets forth information concerning all cash and non-cash compensation paid or to be paid, as well as certain other compensation awarded, earned by and paid, during the fiscal years indicated, to our Chief Executive Officer and for each of our other executive officers whose annual salary and bonus exceeds $100,000 for such period in all capacities in which they served.

                          Summary Compensation Table

                         Annual Compensation        Long-Term Compensation
                         -------------------        ----------------------
                                                            Awards
                                                            ------


                                                  Other                   All
Name and                                         Annual     Restricted   Other
Principal              Period                    Compen-      Stock     Compen-
Position               Ended    Salary  Bonus    sation       Awards    sation
--------               -----    ------  -----    ------       ------    ------

Jonathan R. Burst,
Chief Executive
Officer               12/31/99  $5,493      0          0    $  111,056        0

Norman C. Barrett,
NOPEC Consultant
and former
Board Chairman        12/31/99       0      0          0             0        0
                       3/31/99       0      0  $ 100,000/1/          0        0
                       3/31/98       0      0          0             0        0

_________________
/1/Consultant Fees.

Perquisites and other personal benefits are omitted because they do not exceed either $50,000 or 10% of the total of annual salary and bonus for the named executive officer.

Employment Agreements

On July 13, 1999, we entered into an employment agreement with Jonathan R. Burst serving as President and Chief Executive Officer. Under the agreement, Mr. Burst received a base pay of $1,000 per month plus 10,000 shares of our common stock during the initial term for an aggregate of 60,000 shares. The employment agreement provided that the initial term of office would expire on January 31, 2000 with extensions until July 31, 2000, unless either party elected not to continue the agreement. The value of the shares earned through December 31, 1999, $111,056, has been recorded as payroll expense. The agreement was extended during January 2000 with Mr. Burst serving as Chief Executive Officer with an annual base salary of $180,000, 6,000 shares per month and a bonus award as deemed appropriate by our

Board of Directors. The new agreement extends through December 31, 2000 and will automatically renew unless either party elects not to continue the agreement. On February 23, 2000 the Board of Directors granted Mr. Burst 100,000 shares of our common stock for his appointment as Chief Executive Officer.

On July 13, 1999, we entered into an employment agreement with William J. Lindenmayer, serving as Chief Operating Officer. Under the agreement, Mr. Lindenmayer received a base pay of $1,000 per month plus 5,000 shares of our common stock during the initial term for an aggregate of 30,000 shares. The employment agreement provided that the initial term of office would expire on January 31, 2000 with extensions until July 31, 2000 unless either party elected not to continue with the agreement as so stated. The agreement was extended in January 2000. Pursuant to the new agreement, Mr. Lindenmayer is entitled to an annual base salary of $180,000, 3,000 shares per month and a bonus award as deemed appropriate by our Board of Directors. The new agreement extends through December 31, 2000 and will automatically renew unless either party elects not to continue the agreement. On February 8, 2000, the Board of Directors appointed Mr. Lindenmayer as President and increased his annual base salary to $180,000. On February 23, 2000 the Board of Directors awarded an initial grant of 100,000 shares of our common stock to Mr. Lindenmayer for his appointment as President and Chief Operating Officer.

Incentives
----------

On February 23, 2000, the Board of Directors passed a resolution authorizing stock awards to be paid in the amount of 100,000 shares of our common stock to senior management upon the execution of a subordinated debt financing agreement providing for funding to cover our budget for the next 24 months, progress toward creation and enactment of our Business Plan and the initiation of final protocol testing for the reference standard fuel.

Options
-------

We currently do not have any plan or agreement related to the grant of stock option awards for employees or directors.

Compensation of Directors
-------------------------

On February 23, 2000, the Board of Directors adopted the Director's Stock Compensation Plan, which provides for an annual award of 10,000 shares of our common stock to the Board members as reimbursement for their attendance at the Board meetings. Each Board member will be awarded additional 1,000 shares of our common stock for any three telephone conference call Board meetings attended.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                AND MANAGEMENT

The following table sets forth information as of June 22, 2000, regarding the beneficial ownership determined in accordance with the rules of the Securities and Exchange Commission, which generally attributes beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities, of our common stock of: (i) each person known by us to own beneficially more than five percent of our common stock; (ii) each director and nominee for director; (iii) each executive officer named in the Summary Compensation Table (see "Compensation"); and (iv) all of our directors and executive officers as a group. Except as otherwise specified, the named beneficial owner has sole voting and investment power over the shares listed.

    Name of                    Amount and Nature of     Percent of
Beneficial Owner               Beneficial Ownership  Common Stock/1/
----------------               --------------------  ----------------

Jonathan R. Burst/2/                   966,250              5.2%
William J. Lindenmayer/3/              190,000              1.0%
Patty Foltz                             69,648              0.4%
Fred K. Jensen/4/                      162,833              0.9%
David B. Norris                        246,562              1.3%
Harry F. Demetriou/5/                  455,000              2.5%
All directors and executive
 Officers as a group                 2,090,293             11.3%

__________________________________________
/1/ Based upon 18,537,698 outstanding shares of common stock as of June 22, 2000.
/2/ Includes 150,000 shares owned by Burcor Capital, L.L.C. of which Mr. Burst is an executive officer and deemed to be the beneficial owner of such shares. /3/ Includes 50,000 shares owned by Burcor Capital, L.L.C. of which Mr. Lindenmayer is an executive officer and deemed to be the beneficial owner of such shares.
/4/ Includes 3,260 shares owned by Jensen Fabricating Co., Inc. of which Mr. Jensen is an executive officer and deemed to be the beneficial owner of such shares; includes 104,500 shares held jointly with Mr. Jensen's spouse; includes 24,054 shares held by Mr. Jensen's spouse.
/5/ Includes 205,000 shares owned by Observor Acceptances, Ltd. of which Mr. Demetriou is the sole owner and deemed to be the beneficial owner of such shares.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


We issued 1,200,000 restricted shares (reimbursement shares) to a consultant on December 21, 1998. This consultant had been a founder of International Fuel and had several individuals provide services in connection with our technology, provide business contacts to assist us in our business plan and to assist in the raising of capital. These shares served as a reimbursement to this consultant for 1,699,800 of his personal shares distributed to others in exchange for their services to International Fuel. The value of their services was based on $.10 per share as determined by the Board of Directors. The market value of the reimbursement shares was determined by the Board of Directors based upon the private placement of common stock sold in November 1998 at $5.00 per share. The $6,000,000 value has been included in consulting services for the year ended March 31, 1999.

Until May 5, 2000, we rented office space and equipment from Nevada Offshore Petroleum Export Corp., a company related through common ownership, under a month to month agreement requiring monthly payments. Prior to September 1, 1998 the office rent was $4,000 per month. From September 1, 1998 through March 31, 1999 the rent for the Las Vegas office facility was $18,000 per month. After March 31, 1999 the office rent decreased to $5,000 per month. The revised rental amount was retroactive to March 1, 1999. A credit was issued in the amount of $13,000 during the nine month period ended December 31, 1999. Presently, we maintain our Las Vegas operations offices under a rent-free arrangement with an employee. If rent was charged the amount would be nominal.

We obtain general and administrative services and rent office space and equipment from Burcor Capital, L.L.C., a company related through common ownership (Mr. Jonathan Burst, executive officer and director of International Fuel, is the founder and president of Burcor Capital, L.L.C.) , under an agreement requiring monthly payments of $5,000. Payments totaled $32,500 during the nine month period ended December 31, 1999.

On April 26, 1999, at the Annual Shareholders Meeting, our shareholders approved the engagement of Burcor Capital, L.L.C. as our investment bankers to develop investment and marketing relationships in connection with a merger or consolidation of International Fuel with any other business entity, the sale of all or part of International Fuel securities for cash or in exchange for other tangible or intangible consideration ("Potential Transactions") and the planning and actions taken for the purpose of effecting one or more Potential Transactions. As of December 31, 1999 no amounts have been paid related to this agreement.

On October 7, 1999, we entered into an Advisory Agreement with Mr. Harry Demetriou on a non-exclusive basis to render financial advisory services in connection with the possible sale of International Fuel. As of December 31, 1999 no payments had been made related to this agreement. During June 2000 this agreement was canceled and replaced with an agreement that provided for payment of 250,000 common shares. These shares were issued on June 16, 2000.

On November 1, 1999, we entered into an agreement with certain related party promissory note holders to issue 423,537 shares of its common stock by December 31, 1999 in exchange for the balance of the promissory notes due in the amount of $677,254, a related party account payable of $26,500 and interest on the notes due in the amount of $142,820 at $2.00 per share. The stock-based note and interest exchange value was calculated based on the trading price of our stock at November 1, 1999. The $355,771 difference between the $2.00 (per the agreement) value of the shares and the trading price of the shares has been reflected in the financial statements as interest expense.

At December 31, 1999, we owed one of our shareholders approximately $89,000 for legal services performed. Subsequent to December 31, 1999, the shareholder agreed to accept 27,559 shares of our common stock in lieu of cash for the amounts due to him.

During October 1999 we entered into an agreement with TPG Capital Corporation, a company related through common ownership, for consulting services. A payment of $100,000 was made during the nine month period ended December 31, 1999.

Our policy regarding related transactions requires that any director or officer who has an interest in any transaction to be approved by our board of directors must disclose the presence and the nature of the interest to the board of directors prior to any approval of the transaction by the board of directors. The transaction may then be approved by a majority of the disinterested directors, provided that an interested director may be counted in the determining the presence of a quorum at the meeting of the board of directors to approve the transaction. Our policy regarding compensation for directors and officers is that the board of directors may, without regard to personal interest, establish the compensation of directors for services in any capacity.


                                 LEGAL MATTERS

We are not a party to any material legal proceedings and to our knowledge, no such proceedings are threatened or contemplated.


                                    EXPERTS

The financial statements and schedules included in this Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere in the Registration Statement, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

The financial statements and schedules included in this Registration Statement have been audited by McGladrey & Pullen, LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere in the Registration Statement, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities and Exchange Act of 1934, and as a result we file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy and information statements may be inspected and copied at the Public Reference Section of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding International Fuel, Inc. at the address http://www.sec.gov.

The public may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

We have filed with the Securities Exchange Commission a registration statement on Form S-1, under the Securities Act of 1933, with respect to the offered common stock. This prospectus, which constitutes a part of the registration statement, does not contain all of the information provided in the registration statement, certain parts of which are omitted in compliance with the rules and regulations of the Commission. Copies of the registration statement, including all exhibits, may be obtained from the Commission's principal office in Washington D.C. upon payment of a fee or may be examined without charge at the offices of the Commission as described above.

                         INDEX TO FINANCIAL STATEMENTS

(a) The following financial statements are included:

                      INTERNATIONAL FUEL TECHNOLOGY, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                      AS OF AND FOR THE NINE MONTH PERIOD
                    ENDED DECEMBER 31, 1999, AND AS OF AND
                  FOR THE YEARS ENDED MARCH 31, 1999 AND 1998

Report of Independent Certified Public Accountants                     54

Independent Auditor's Report                                           55

Financial Statements
--------------------
Balance Sheets - December 31, 1999 and March 31, 1999                  56

Statements of Operations - Nine Months Ended December 31, 1999,
Twelve Months Ended March 31, 1999 and 1998, and From Inception
(April 9, 1996 to December 31, 1999)                                   57

Statements of Stockholders' Deficit - Nine Months Ended December
31, 1999, Twelve Months Ended March 31, 1999 and 1998, and From
Inception (April 9, 1996 to December 31, 1999)                         58

Statements of Cash Flows - Nine Months Ended December 31, 1999,
Twelve Months Ended March 31, 1999 and 1998, and From Inception
(April 9, 1996 to December 31, 1999)                                59-60

Notes to Financial Statements                                       61-72

                      INTERNATIONAL FUEL TECHNOLOGY, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                        FOR THE QUARTERLY PERIOD ENDED
                                MARCH 31, 2000

Balance Sheets - March 31, 2000 (unaudited) and December 31, 1999      73

Statements of Operations - Three Month Periods Ended March
31, 2000 and 1999 (unaudited), and From Inception (April 9, 1996 to
March 31, 2000) (unaudited)                                            74

Statement of Stockholders' Deficit - Three Months Ended March
31, 2000 (unaudited)                                                   75

Statements of Cash Flows - Three Months Ended March 31,
2000 and 1999 (unaudited), and From Inception (April 9, 1996 to
March 31, 2000) (unaudited)                                         76-77

Notes to Financial Statements                                       78-81

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS'

To the Board of Directors and Stockholders
International Fuel Technology, Inc.
St. Louis, Missouri

We have audited the accompanying balance sheet of International Fuel Technology, Inc. (a Nevada corporation in the development stage) as of December 31, 1999, and the related statements of operations, stockholders' deficit and cash flows for the nine month period then ended and the related statements of operations and cash flows for the period from inception (April 9, 1996) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the financial statements of International Fuel Technology, Inc. for the period from inception (April 9,
1996) to March 31, 1999. Such statements are included in the cumulative inception to December 31, 1999 totals of the statements of operations and cash flows and reflect a net loss of 61% of the related cumulative total. Those statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to amounts for the period from inception (April 9, 1996) to March 31, 1999 included in the cumulative totals, is based solely upon the report of the other auditors.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of International Fuel Technology, Inc. as of December 31, 1999 and the results of its operations and its cash flows for the nine month period then ended and for the period from inception (April 9, 1996) to December 31, 1999 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that International Fuel Technology, Inc. will continue as a going concern. As discussed in Note 2 to the financial statements, International Fuel Technology, Inc. has suffered recurring losses from operations, has negative working capital, cash used in operating activities and has a stockholders' deficit that raise substantial doubt about International Fuel Technology, Inc.'s ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


BDO SEIDMAN, LLP

St. Louis, Missouri
April 7, 2000

                         INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
International Fuel Technology, Inc.
Las Vegas, Nevada

We have audited the accompanying balance sheet of International Fuel Technology, Inc., a development stage company, as of March 31, 1999, and the statements of operations, stockholders' deficit and cash flows for the years ended March 31, 1999 and 1998. These financial statements are the responsibility of IFT's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of International Fuel Technology, Inc. as of March 31, 1999, and the results of its operations and its cash flows for the years ended March 31, 1999 and 1998, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that IFT will continue as a going concern. As more fully described in Note 2 to the financial statements, IFT has not yet commenced the operations for which it was organized and its total liabilities exceeds its total assets. Furthermore, IFT may need to raise substantial capital in order to implement its business plan. This raises substantial doubt about IFT's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

McGLADREY & PULLEN, LLP

Las Vegas, Nevada
September 27,1999

INTERNATIONAL FUEL TECHNOLOGY, INC.
(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEETS

                                                                  December 31,          March 31,
ASSETS                                                                1999                1999
--------------------------------------------------------------------------------------------------
Current Assets
  Cash                                                           $      26,846       $         488
  Employee receivable                                                      468              -
  Note receivable, stockholder (Note 6)                                 15,000              -
  Prepaid insurance                                                     12,719              -
                                                                 ---------------------------------
          Total current assets                                          55,033                 488

  Machinery and equipment                                               15,505               5,924
  Accumulated depreciation                                              (2,374)               (760)
                                                                 ---------------------------------
                                                                 $      68,164       $       5,652
                                                                 =================================

LIABILITIES AND STOCKHOLDERS' DEFICIT
-------------------------------------
  Current Liabilities
  Accounts payable (Note 5)                                      $     797,786       $     313,979
  Accrued expenses                                                       3,406              54,367
  Accrued interest expense                                              -                   93,270
  Due to related party                                                  -                   26,500
  Notes payable to stockholders (Note 4)                                62,500             672,554
                                                                 ---------------------------------
          Total current liabilities                                    863,692           1,160,670
                                                                 ---------------------------------

Commitments and Contingencies (Note 2)

Stockholders' Deficit (Note 5)
  Common stock, $.01 par value; authorized, 150,000,000,
    16,818,339 and 14,097,559 shares issued and outstanding
    at December 31, 1999 and March 31, 1999, respectively              168,184           1,409,756
  Discount on common stock                                            (816,923)           (816,923)
  Additional paid-in capital                                        14,760,243           7,527,041
  Deficit accumulated during the development stage                 (14,907,032)         (9,274,892)
                                                                 ---------------------------------
                                                                      (795,528)         (1,155,018)
                                                                 ---------------------------------
                                                                 $      68,164       $       5,652
                                                                 =================================


See Notes to Financial Statements.

INTERNATIONAL FUEL TECHNOLOGY, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF OPERATIONS

                                                                                                  From
                                                                                                Inception
                                                                                                (April 9,
                                                   Nine Months           Twelve Months            1996)
                                                      Ended                  Ended               Through
                                                   December 31,            March 31,           December 31,
                                                      1999            1999          1998           1999
Revenues                                          $     -        $     -        $     -        $     -
Cost of Revenues                                        -              -              -              -
                                                  ------------   ------------   ------------   ------------
Gross Profit                                            -              -              -              -
                                                  ------------   ------------   ------------   ------------

Operating Expenses:
 Acquisition expense (Note 5)                          500,000         -              -             500,000
 Advertising and marketing                              12,913         11,106         -              24,019
 Consulting                                            295,000      6,342,000        543,412      7,358,264
 Research and development costs                        330,353        842,905        330,089      1,543,077
 Office                                                  1,002         26,377         25,973         55,154
 Other                                                  59,234         35,782          3,682        107,499
 Payroll (Note 5)                                      318,036        180,327         53,006        567,558
 Professional services (Note 5)                      3,662,718         84,634         21,094      3,792,534
 Rent                                                   32,685        146,000         49,276        275,961
 Stock transfer fees                                     5,249         18,378         -              23,627
 Telephone                                               2,957         23,171         12,900         43,696
 Travel                                                  6,652         41,164         43,716        114,875
                                                  ------------   ------------   ------------   ------------
        Total operating expenses                     5,226,799      7,751,844      1,083,148     14,406,264
                                                  ------------   ------------   ------------   ------------
    Net loss from operations                         5,226,799   $  7,751,844      1,083,148     14,406,264
    Interest expense (Note 5)                          405,341         87,909          7,518        500,768
                                                  ------------   ------------   ------------   ------------
    Net loss before income taxes                     5,632,140      7,839,753      1,090,666   $ 14,907,032
                                                                                               ============
    Provision for income taxes                          -              -              -
                                                  ------------   ------------   ------------
    Net loss                                      $  5,632,140   $  7,839,753   $  1,090,666
                                                  ============   ============   ============

             Basic and diluted net loss
              per common share                    $        .36   $        .59   $        .20

Weighted average common shares outstanding          15,800,725     13,390,417      5,351,089

-----------------------------------------------------------------------------------------------------------



See Notes to Financial Statements.

INTERNATIONAL FUEL TECHNOLOGY, INC.
(A DEVELOPMENT STAGE COMPANY)

                                                                                                                  Accumulated
STATEMENTS OF STOCKHOLDERS' DEFICIT                                                                              Deficit During
                                                                   Common Stock    Discount on   Additional        Development
                                                                      Amount      Common Stock  Paid-In Capital       Stage
---------------------------------------------------------------------------------------------------------------------------------
Issuances of common stock for cash                               $       4,161   $         -   $     145,215   $            -
Issuances of common stock for technology (Note 5)                       14,670       (14,670)              -                -
Issuances of common stock (Note 5)                                         850             -            (850)               -
Issuances of common stock for services (Note 5)                          8,462             -               -                -
Issuance of common stock for compensation                                1,500             -               -                -
Net loss                                                                     -             -               -         (344,473)
---------------------------------------------------------------------------------------------------------------------------------
Balance, March 31, 1997                                                 29,643       (14,670)        144,365         (344,473)
Issuances of common stock for cash                                      15,835             -         272,017                -
Issuances of common stock for technology (Note 5)                      532,095      (532,095)              -                -
Issuances of common stock (Note 5)                                      14,228             -         (14,228)               -
Issuances of common stock for services (Note 5)                        121,189             -               -                -
Expense recorded for services rendered  by stockholders (Note 5)             -             -         169,980                -
Issuance of common stock for compensation (Note 5)                       7,010             -               -                -
Issuances of common stock in connection with the
  acquisition of United States Fuel Technology,  Inc. (Note 3)         279,598             -          94,907                -
Cancellation of shares                                                  (9,440)        9,440               -                -
Net loss                                                                     -             -               -       (1,090,666)
---------------------------------------------------------------------------------------------------------------------------------
Balance, March 31, 1998                                                990,158      (537,325)        667,041       (1,435,139)
Issuances of common stock for cash                                      20,000             -         980,000                -
Issuances of common stock for services (Note 5)                        120,000             -       5,880,000                -
Issuances of common stock in connection with the
  acquisition of Scientific Fuel Technology, LLC (Note 3)              279,598      (279,598)              -                -
Net loss                                                                     -             -               -       (7,839,753)
---------------------------------------------------------------------------------------------------------------------------------
Balance, March 31, 1999                                              1,409,756      (816,923)      7,527,041       (9,274,892)
One for ten reverse stock split (Note 5)                            (1,268,780)            -       1,268,780                -
Issuances of common stock for services and cash (Note 5)                15,000             -       4,203,750                -
Issuances of common stock for cash                                       7,947             -         388,503                -
Issuances of common stock for compensation                                  25             -           6,975                -
Conversion of debt  (Note 4)                                             4,236             -       1,198,609                -
Accrued stock based compensation (Note 5)                                    -             -         166,585                -
Net loss                                                                     -             -               -       (5,632,140)
---------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999                                       $     168,184   $  (816,923)  $  14,760,243   $  (14,907,032)
=================================================================================================================================


                                                                       Total
-----------------------------------------------------------------------------------
Issuances of common stock for cash                                $     149,376
Issuances of common stock for technology (Note 5)                             -
Issuances of common stock (Note 5)                                            -
Issuances of common stock for services (Note 5)                           8,462
Issuance of common stock for compensation                                 1,500
Net loss                                                               (344,473)
-----------------------------------------------------------------------------------
Balance, March 31, 1997                                                (185,135)
Issuances of common stock for cash                                      287,852
Issuances of common stock for technology (Note 5)                             -
Issuances of common stock (Note 5)                                            -
Issuances of common stock for services (Note 5)                         121,189
Expense recorded for services rendered  by stockholders (Note 5)        169,980
Issuance of common stock for compensation (Note 5)                        7,010
Issuances of common stock in connection with the
  acquisition of United States Fuel Technology,  Inc. (Note 3)          374,505
Cancellation of shares                                                        -
Net loss                                                             (1,090,666)
-----------------------------------------------------------------------------------
Balance, March 31, 1998                                                (315,265)
Issuances of common stock for cash                                    1,000,000
Issuances of common stock for services (Note 5)                       6,000,000
Issuances of common stock in connection with the
  acquisition of Scientific Fuel Technology, LLC (Note 3)                     -
Net loss                                                             (7,839,753)
-----------------------------------------------------------------------------------
Balance, March 31, 1999                                              (1,155,018)
One for ten reverse stock split (Note 5)                                      -
Issuances of common stock for services and cash (Note 5)              4,218,750
Issuances of common stock for cash                                      396,450
Issuances of common stock for compensation                                7,000
Conversion of debt  (Note 4)                                          1,202,845
Accrued stock based compensation (Note 5)                               166,585
Net loss                                                             (5,632,140)
-----------------------------------------------------------------------------------
Balance, December 31, 1999                                        $    (795,528)
===================================================================================

See Notes to Financial Statements

INTERNATIONAL FUEL TECHNOLOGY, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CASH FLOWS

                                                                                                                      From
                                                             Nine Months      Twelve Months      Twelve Months      Inception
                                                                Ended             Ended              Ended       (April 9, 1996)
                                                            December 31,        March 31,          March 31,     to December 31,
                                                                1999               1999               1998             1999
---------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
Net loss                                                 $    (5,632,140)  $     (7,839,753)  $     (1,090,666)     $(14,907,032)
Adjustments to reconcile net loss to net cash
 used in operating activities:
 Depreciation                                                      1,614                760                  -             2,374
 Stock issued and additional paid in capital
  recognized for services and compensation                     3,642,335          6,000,000            298,179         9,950,476
 Interest expense recognized on conversion of debt               355,771                  -                  -           355,771
 Change in assets and liabilities:
  (Increase) decrease in prepaid insurance                       (12,719)               590               (590)          (12,719)
  Increase (decrease) in accounts payable                        483,807            313,979                  -           797,786
  Increase (decrease) in accrued expenses                         (1,411)           128,368             19,269           146,226
                                                         ------------------------------------------------------------------------
                 Net cash used in operating
                      activities                              (1,162,743)        (1,396,056)          (773,808)       (3,667,118)
                                                         ------------------------------------------------------------------------
Cash Flows from Investing Activities
 Acquisition of machinery and equipment                           (9,581)            (4,280)                 -           (13,861)
 Increase in employee and stockholder receivables                (15,468)                 -                  -           (15,468)
 Cash acquired in connection with the purchase of
  United States Fuel Technology, Inc.                                  -                  -                358               358
                                                         ------------------------------------------------------------------------
            Net cash (used in) provided by investing
                 activities                                      (25,049)            (4,280)               358           (28,971)
                                                         ------------------------------------------------------------------------
Cash Flows from Financing Activities
 Increase (decrease) in amount due to
  related party                                                        -           (142,000)           168,500            26,500
 Increase in due to United States Fuel Technology, Inc.                -                  -            224,391           372,503
 Proceeds from common stock issued                             1,146,450          1,000,000            287,852         2,583,678
 Proceeds from notes payable                                     325,700            828,895             86,500         1,289,425
 Payment on notes payable                                       (258,000)          (291,171)                 -          (549,171)
                                                         ------------------------------------------------------------------------
            Net cash provided by financing
             activities                                        1,214,150          1,395,724            767,243         3,722,935
                                                         ------------------------------------------------------------------------
                 Net increase (decrease) in cash                  26,358             (4,612)            (6,207)           26,846
Cash, beginning                                                      488              5,100             11,307                 -
                                                         ------------------------------------------------------------------------
Cash, ending                                             $        26,846   $            488   $          5,100      $     26,846
                                                         ========================================================================

Supplemental Cash Flow Information
 Interest paid                                           $             -   $          2,100   $              -      $      2,100
                                                         ========================================================================
 Taxes paid                                              $             -   $              -   $              -      $          -

See Notes to Financial Statements.

Non Cash Disclosure of Cash Flow Information
--------------------------------------------

For the period ended December 31, 1999, IFT converted amounts due to a related party, notes payable and accrued interest to common stock. IFT issued 423,537 common shares in exchange for these liabilities. The amounts were as follows:

     Due to Related Party           $    26,500
     Accrued Interest Payable           498,591
     Notes Payable                      677,754
     Common Stock                        (4,235)
     Additional Paid in Capital      (1,198,610)
                                    -----------
                                    $         -
                                    ===========

See Notes to Financial Statements.

INTERNATIONAL FUEL TECHNOLOGY, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
-----------------------------

Note 1.  Nature of Business and Significant Accounting Policies

Nature of business
------------------

International Fuel Technology, Inc., ("IFT") is a developmental stage company which was incorporated under the laws of the State of Nevada on April 9, 1996 and was formerly known as MagnoDynamic Corporation. IFT was formed primarily for the production of a family of proprietary fuels known as PEERFUEL(R). IFT developed a process, which it believes will make diesel fuel burn more efficiently and with less emissions. Currently, IFT is testing the treated diesel fuel in the State of California and hopes the test results will persuade the State of California to use IFT's product in the State's diesel engines.

Summaries of IFT's significant accounting policies follow:

Use of estimates in the preparation of financial statements
-----------------------------------------------------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash
----

IFT maintains cash in a bank account, which, at times, exceeds federally insured limits. IFT has experienced no losses relating to these excess amounts of cash in a bank.

Machinery and equipment
-----------------------

Machinery and equipment are stated at cost. Depreciation is computed on the straight-line method over the estimated useful lives of five years.

Research and Development
------------------------

Research and development costs are expensed in the period incurred.

Deferred taxes
--------------

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences, operating losses and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between

INTERNATIONAL FUEL TECHNOLOGY, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
-----------------------------


the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Basic and dilutive net loss per common share
--------------------------------------------

IFT adopted Statement of Financial Accounting Standards No. 128 (SFAS 128), Earnings per Share. SFAS 128 establishes standards for computing and presenting earnings per share and replaces primary earnings per share with a presentation of basic and dilutive earnings per share. Basic earnings per share are based upon the weighted average number of common shares outstanding for the period. Dilutive earnings per share are based upon the weighted average number of common and potentially dilutive common shares outstanding for the period. Pursuant to SFAS 128, no adjustment is made for diluted earnings per share purposes since IFT is reporting a net loss and common stock equivalents would have an anti-dilutive effect.

Fair value of financial instruments
------------------------------------

Statement of Financial Accounting Standards FASB No. 107 (SFAS 107), Disclosures about Fair Value of Financial Instruments, requires the disclosure of fair value for all financial instruments as defined in SFAS 107 for which it is practicable to estimate fair value.

The carrying amounts of accounts payable approximate fair value because of their short maturity.

The fair value of notes payable approximate their carrying basis based on the short-term nature of these obligations and current interest rates approximating stated interest rates.

New Accounting Pronouncements
-----------------------------

In June 1998, the FASB issued SFAS No. 133 "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 is effective for years beginning after June 15, 2000 and requires comparative information for all fiscal quarters of fiscal years beginning after June 15, 2000. IFT does not expect the adoption of this

INTERNATIONAL FUEL TECHNOLOGY, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
-----------------------------

statement to have significant impact on its results of operations, financial position or cash flows.

Reclassifications
-----------------

Certain amounts from the prior years' financial statements have been reclassified to conform to the current period presentation.

Note 2.     Ability to Continue as a Going Concern

IFT's financial statements are presented on the going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. IFT has incurred significant losses since inception and has limited funds with which to operate. Management anticipates receiving diploma certification in 2000 from the California Air Resources Board that its PEERDIESEL(R) product reduces polluting emissions from internal combustion engines. Shortly thereafter, IFT expects to begin licensing its product which management believes will generate sufficient revenue to continue the IFT's operations. However, there is no assurance that IFT will receive diploma certification or be able to generate sufficient revenue through the licensing of its product to provide sufficient working capital. Management believes approximately $3 million of additional capital will be required over the next two years. Management does not have an estimate of the amount of revenue necessary to attain positive cash flow. In February 2000, IFT entered into a convertible debenture purchase agreement to raise $3,000,000 through the sale of convertible debentures. In connection with the convertible debenture purchase agreement IFT issued a warrant to purchase 390,000 shares of common stock. (See Footnote 9) IFT is additionally required to issue 195,000 shares of common stock to place in escrow pending the sale of the convertible debentures. (See Footnote 9) Such financing is contingent upon IFT's ability to register the shares of common stock underlying the warrants and debentures with the Securities and Exchange Commission (the "SEC"). There can be no assurance that the registration will be granted effectiveness by the SEC, in which case IFT would be required to seek alternate sources of financing. IFT's continued existence is dependent upon its ability to resolve its liquidity shortfall principally by obtaining this additional debt financing or raising equity capital. IFT must continue to operate on limited cash flow generated internally. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of IFT to continue as a going concern.

INTERNATIONAL FUEL TECHNOLOGY, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
-----------------------------

Note 3.     Acquisitions of Subsidiaries

On April 3, 1998, the stockholders approved a merger with United States Fuel Technology, Inc. ("USFT"), effective March 31, 1998. USFT was formed primarily to market PEERFUELS(R) in North America. As a result of the merger, each non-dissenting holder of outstanding shares of USFT Common Stock received one share of IFT Common Stock. IFT issued 2,795,979 shares. This merger has been accounted for as a purchase based upon the net asset value of USFT as of March 31, 1998.

The assets and liabilities of USFT at March 31, 1998 consisted of:

            Cash                  $     358
            Due from IFT            372,503
            Computer equipment        1,644
                                  ---------
                                    374,505
            Liabilities                   -
                                  ---------
                                  $ 374,505
                                  =========

Immediately after the merger with USFT, total shares outstanding were 9,995,979. However, 94,400 of these shares were USFT shares issued to IFT in exchange for certain marketing rights valued at zero by IFT. These 94,400 shares were redeemed and canceled by IFT in connection with the acquisition of USFT.

The following unaudited pro forma summary presents the consolidated results of operations as if the acquisition of USFT had occurred on April 1, 1996. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisition been made on April 1, 1996, nor are they indicative of future results. As a result, the unaudited pro forma net loss and pro forma per share amounts do not purport to represent what IFT's results of operations would have been if the acquisition of USFT had occurred on April 1, 1996, and is not intended to project IFT's results of operations for any future period.

                                        Year Ended March 31,
                                                1998
                                        --------------------
Total Revenues as reported              $            -
Total Revenues - Pro forma              $            -
Net loss as reported                    $   (1,090,666)
Net loss - Pro forma                    $   (1,154,424)
Loss Per Share:
     Basic as reported                  $          .20
     Diluted as reported                $          .20
     Basic - Pro forma                  $          .14
     Diluted - Pro forma                $          .14

INTERNATIONAL FUEL TECHNOLOGY, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
-----------------------------

On May 29, 1998 IFT entered into an agreement and plan of merger with Scientific Fuel Technology, LLC ("SFT"), a company related through common ownership. The assets and liabilities of SFT consisted solely of an agreement whereby SFT would receive certain payments in exchange for providing various sales and marketing services to IFT. This marketing agreement was valued at zero due to the uncertainty of the future revenues. SFT had no revenues, expenses, assets or liabilities as of the date of the purchase. As a result of the merger, 2,795,979 shares of IFT were exchanged for the member interests in SFT.

Note 4.     Notes Payable to Stockholders

All notes payable at March 31, 1999 bear interest at 12%, are unsecured and are due at various date through March 2000. IFT offered the note holders the option of extending the due dates of these notes for another two years at 12% interest or converting the notes to common stock at a conversion price of not less than $2.00 per share. (Note 5) IFT also had an amount due to a related party in the amount of $26,500 with no terms of repayment or interest due at March 31, 1999.

On November 1, 1999, $26,500 due to related party, notes payable of $677,754 and related accrued interest of $142,820 were converted to common stock at $2.00 per share. At that date, the closing price of IFT's stock was $2.84. Additional interest expense of $355,771 was recorded at the time of conversion reflecting the $.84 difference between the closing market price and the conversion price multiplied by the 423,537 shares issued as a result of the conversion.

Note 5.     Stockholders' Deficit

On July 7, 1999 the stockholders approved a 1 for 10 reverse stock split which was effected on July 22, 1999. The effect of the split is presented within stockholders' deficit at March 31, 1999 by transferring the par value for the reduction in shares issued from common stock to additional paid in capital. All references in the financial statements referring to shares, share prices, per share amounts and stock plans have been adjusted retroactively for the split.

IFT issued shares to certain founding stockholders during fiscal years 1998 and 1997 in exchange for the technology related to its diesel fuel treatment business. This technology constituted research and development expenditures to these stockholders and consistent with Generally Accepted Accounting Principles, was not recorded as an asset but rather was recorded as an expense by these shareholders. Because the subsequent transfer of this technology to IFT was a transaction between entities under common control, it was accounted for using the carrying value of the technology which was zero. A discount on common stock was recorded equal to the par value of the stock issued in exchange for the technology. The shares were issued as follows:

INTERNATIONAL FUEL TECHNOLOGY, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
-----------------------------

          Date               Shares
          ----              ---------
     April 1996                71,000
     June/July 1996            75,700
                            ---------
                              146,700
                            =========

     April 1997             1,558,084
     July 1997                783,944
     August 1997               51,800
     September 1997         2,927,124
                            ---------
                            5,320,952
                            =========

IFT also issued shares to certain stockholders in exchange for services and certain corporate officers were issued stock as additional compensation. Management believes that valuing the stock at its par value approximates the value of the services rendered by these officers and stockholders. The shares were issued as follows:

     Date                     Shares
     ----                   ---------
     April 1996                13,000
     June 1996                 11,220
     July 1996                 19,250
     August-October 1996        4,630
     November 1996             12,275
     February 1997             16,098
     March 1997                 8,150
                            ---------
                               84,623
                            =========

     July 1996                  5,000
     February 1997             10,000
                            ---------
                               15,000
                            =========

     April 1997                 6,900
     May 1997                  10,900
     July-August 1997         251,315
     September 1997           942,768
                            ---------
                            1,211,883
                            =========

     April 1997                10,000
     July 1997                 10,100
     September 1997            50,000
                            ---------
                               70,100
                            =========

INTERNATIONAL FUEL TECHNOLOGY, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
-----------------------------

Certain stockholders who purchased stock for cash were subsequently issued additional shares of stock for no consideration. Since IFT has no retained earnings, a charge to additional paid-in-capital was recorded to reflect the par value of the stock issued. The shares were issued as follows:


          Date                  Shares
          ----                  ------

          July 1996              4,000
          November 1996            300
          March 1997             4,200
                               -------
                                 8,500
                               =======

          July 1997              6,350
          August 1997           40,000
          September 1997        95,930
                               -------
                               142,280
                               =======

IFT issued 1,200,000 restricted shares (reimbursement shares) to a consultant on December 21, 1998. This consultant had been a founder of IFT and had several individuals provide services in connection with the technology of IFT, provide business contacts to assist IFT in its business plan and to assist in the raising of capital. These shares served as a reimbursement to this consultant for 1,699,800 of his personal shares distributed to others in exchange for their services to IFT. The value of their services was based on $.10 per share as determined by the Board of Directors. The market value of the reimbursement shares was determined by the Board of Directors based upon the private placement of common stock sold in November 1998 at $5.00 per share.

On July 1,1999, IFT entered into an advisory agreement with ONKAR Corporation, Ltd. ("ONKAR") for various services including introductions to brokers, dealers and potential investors and ONKAR agrees to facilitate the writing of a minimum of three research reports on IFT. As consideration for the services, ONKAR received the right to purchase 1.5 million shares of restricted common stock at $.50 per share. These rights were issued and exercised with IFT receiving cash proceeds of $750,000. IFT determined the value of the services to be provided based upon the market value of the common stock on July 1, 1999. The total value of this agreement was determined to be $4,218,750. The amount in excess of the cash proceeds received of $750,000 has been charged to operations as professional services.

IFT issued 2,500 shares on June 2, 1999 to a director. The shares were issued in exchange for serving as a director. The value of these services was determined based upon the market value at the date of issuance. IFT has recorded a charge to operations in the amount of $7,000.

INTERNATIONAL FUEL TECHNOLOGY, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
------------------------------

On April 26, 1999 IFT offered all stockholders of record on March 31, 1999 the right to purchase 900 common shares at $.50 per share. IFT issued 794,740 shares and received proceeds of $396,450 as a result of this offering which expired May 28, 1999.

On July 13, 1999 IFT entered into employment agreements with its Chief Executive Officer and Chief Operating Officer which expire January 31, 2000 with options to extend until July 31, 2000. Under the terms of these agreements, these officers will each receive base pay of $1,000 per month plus up to a total of 60,000 and 30,000 shares of IFT's stock, respectively, payable at the end of the initial term of the agreements. The shares are earned ratably on a monthly basis. The stock based compensation earned through December 31, 1999, reflected in these financial statements as payroll expense and as additional paid in capital, has been calculated based on the trading price of IFT's stock at July 13, 1999.

Effective October 27, 1999, IFT merged with and into Blencathia Acquisition Corporation ("Blencathia"). Blencathia had 300,000 shares outstanding at the time of the merger, which it redeemed and canceled. In exchange for 300,000 shares of Blencathia's common stock, IFT will issue 300,000 shares of its restricted common stock. These shares are expected to be sold in an amount sufficient to provide the former shareholders of Blencathia with proceeds of $500,000. The 300,000 shares are considered issuable for purposes of determining weighted average shares outstanding and are included in weighted average shares outstanding for the nine month period ended December 31, 1999. Based on the December 31, 1999 market price of IFT's common stock, $4.375, 114,286 shares would need to be issued. The financial statements reflect $500,000 of acquisition expense related to this merger that is included in accounts payable at December 31, 1999.

Blencathia, which was incorporated on December 3, 1998, had not commenced any significant operations, and was considered a public "shell".

The shareholders of Blencathia provided to IFT a "shell" entity that enabled IFT to become a public reporting entity. Blencathia ceased to exist after the merger.

Note 6.     Related Party Transactions

IFT rents its administrative offices and administrative services from Burcor Capital, LLC, a company related through common ownership, under a lease agreement requiring monthly rentals of $5,000 per month through July 13, 2000. Total payments incurred in connection with this agreement were $32,500 for the nine months ended December 31, 1999, and $0 for the years ended March 31, 1999 and 1998, respectively. Payments related to this agreement are included in professional services expense.

IFT rents additional office space located at 6170 W. Desert Inn Road, Las Vegas, Nevada and equipment from Nevada Offshore Petroleum Export Corp. ("NOPEC"), a company related through common ownership, under a month-to-month agreement. Total rent incurred in connection with this lease

INTERNATIONAL FUEL TECHNOLOGY, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
-----------------------------

was $32,000 for the nine months ended December 31, 1999 and $146,000 and $48,000 for the years ended March 31, 1999 and 1998, respectively.

IFT has consulting arrangements with certain stockholders and related parties. Consulting expense includes $6,000,000 and $278,712 for the years ended March 31, 1999 and 1998, respectively, paid through the issuance of common stock at its then fair value as determined by IFT and the Chairman of IFT's Board of Directors. IFT also incurred $180,000 in consulting fees for the nine month period ended December 31, 1999.

Total interest on stockholder loans incurred in connection with stockholders loans (Note 4) for the nine months ended December 31, 1999 was $405,341. Total interest on stockholder loans for the years ended March 31, 1999 and 1998 was $87,909 and $7,461 respectively.

At December 31, 1999, IFT owed one of its stockholders approximately $89,000 for legal services performed. Subsequent to December 31, 1999, the stockholder agreed to accept 27,559 shares of IFT's stock in lieu of cash for the amounts due to him. The value of the shares issued were based upon the market value average for January 3 through January 10, 2000.

At December 31, 1999, IFT was owed $15,000 by one of its stockholders for a short term advance with interest at 6%. The amount was due December 31, 1999. The amount has not been paid pending resolution of amounts included in accounts payable to this stockholder. The total amount due to this stockholder included in accounts payable at December 31, 1999 was $100,000.

During October 1999, IFT entered into an agreement with TPG Capital Corporation, a company related through common ownership, for consulting services. A payment of $100,000 was made during the nine month period ended December 31, 1999.

Note 7.     Income Taxes

For income tax purposes approximately $7,350,000 of IFT's expenses are considered start-up costs to be amortized over five years beginning with the commencement of operations. IFT has not started amortization of these startup costs as of December 31, 1999. IFT has an approximate net operating loss carryforward of $7,556,000 as of December 31, 1999. This approximate net operating loss will expire as follows: $33,000 in year 2011, $600,000 in year 2012, $5,000,000 in year 2018 and $1,923,000 in year 2019. Due to the inherent uncertainty in forecasts of future events and operating results, IFT has provided for a valuation allowance in an amount equal to the net deferred tax asset arising from this net operating loss carryforward. No income tax benefit has been recorded in the statement of operations due to the valuation allowance on the deferred tax assets.

INTERNATIONAL FUEL TECHNOLOGY, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
-----------------------------

                                       December 31, 1999  March 31, 1999
                                       -----------------  --------------
     Deferred Tax Assets
          Start up costs                      $2,499,000      $  819,000
          Net operating loss                   2,549,000       2,336,000
                                              ----------      ----------
     Total gross deferred tax asset            5,048,000       3,155,000
     Less Valuation Allowance                  5,048,000       3,155,000
                                              ----------      ----------
     Net Deferred Tax Asset                   $        -      $        -
                                              ==========      ==========

Income tax expense for the period ended December 31, 1999 and the years ended March 31, 1999 and 1998 differed from the amount computed by applying the statutory U.S. federal corporate income tax rate of 34% to income before income tax benefit as a result of the following:


                                         December 31,    March 31,    March 31,
                                             1999           1999         1998
                                        --------------  -----------   ---------
         Expected income tax
               (benefit) expense           $(1,915,000) $(2,665,000)  $(371,000)

         Increase (decrease) in
            Income tax resulting from:
               Valuation allowance
                Increase                     1,915,000    2,665,000     371,000
                                           -----------  -----------   ---------

         Income tax expense
            (benefit)                      $         -  $         -   $       -
                                           ===========  ===========   =========


Note 8. Lease Commitment

As of December 31, 1999, IFT leased office space, certain equipment and administrative services under two operating leases from companies related through common ownership. Future minimum leases payments are $35,000 for the year 2000.

Note 9. Subsequent Events

Effective January 14, 2000 IFT adopted a Consultant and Employee Stock Compensation Plan. This plan provides that the Board of Directors may award shares of IFT's stock to officers, directors, consultants and employees as compensation for services. The maximum number of shares of common stock, which may be awarded under this plan, is 500,000 shares.

During January 2000 IFT issued 100,000 shares of common stock in a private placement for $200,000 to a company whose sole owner is a director of IFT.

During January 2000, IFT entered into an employment agreement with Jonathan R. Burst to serve as Chief Executive Officer of IFT until December 31, 2000 at a base annual

INTERNATIONAL FUEL TECHNOLOGY, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
-----------------------------

salary of $180,000. In addition, Mr. Burst is to receive 6,000 shares of common stock each month.

During January 2000, IFT entered into an employment agreement with William J. Lindenmayer to serve as Chief Operating Officer of IFT until December 31, 2000 at a base annual salary of $125,000. In addition, Mr. Lindenmayer is to receive 3,000 shares of common stock each month.

On February 23, 2000 the Board of Directors granted Jonathan Burst 100,000 shares of IFT's common stock for his appointment as Chief Executive Officer.

On February 23, 2000 the Board of Directors awarded an initial grant of 100,000 shares of IFT's common stock to William Lindenmayer for his appointment as President and Chief Operating Officer.

During March 2000 a warrant for 390,000 shares of common stock was exercised by GEM Global Yield Fund Limited at a cost of $.01 per share.

During February 2000 IFT issued 195,000 shares of common stock and placed them in escrow in accordance with the convertible debenture purchase agreement entered into in February 2000.

During March 2000 IFT issued a total of 65,000 shares of common stock to five directors as reimbursement for directors' expenses.

Note 10. Fiscal Year End Change

Effective October 27, 1999, IFT changed the date of its fiscal year end from March 31 to December 31. The nine-month period ended December 31, 1999, is referred to as the transition period. All year and quarter references relate to IFT's prior fiscal years and quarters, unless otherwise stated. Unaudited financial information for the comparable nine-month period ended December 31, 1998, is presented in the table below and includes any adjustments (consisting of normal, recurring adjustments) which are, in the opinion of management, necessary for a fair presentation.


                                     For the Nine Months Ended
                                          December 31,
                                         1999          1998 (Unaudited)
                                     ---------------  -----------------
     Revenues                        $             -  $               -
     Cost of Revenues                              -                  -
                                     ---------------  -----------------
     Gross Profit                                  -                  -
                                     ---------------  -----------------

     Acquisition Expense                     500,000                  -
     Advertising and Marketing                12,913              4,772
     Consulting                              295,000          6,340,500
     Research & Development Costs            330,353            514,347

INTERNATIONAL FUEL TECHNOLOGY, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
-----------------------------

     Office                              1,002       30,669
     Other                              59,234       47,068
     Payroll                           318,036      116,673
     Professional Services           3,662,718       81,436
     Rent                               32,685      117,633
     Stock Transfer Fees                 5,249       17,293
     Telephone                           2,957       27,400
     Travel                              6,652       37,702
                                   -----------  -----------
     Total Operating Expenses        5,226,799    7,335,493
                                   -----------  -----------

     Net Loss from Operations        5,226,799    7,335,493
     Interest Expense                  405,341       68,572
                                   -----------  -----------
     Net Loss Before Income Tax      5,632,140    7,404,065
     Provision for Income Tax                -            -
                                   -----------  -----------
     Net Loss                      $ 5,632,140  $ 7,404,065
                                   ===========  ===========

     Basic and Diluted Net Loss
      Per Common Share             $       .36  $       .57
                                   ===========  ===========

     Weighted Average Common
     Shares Outstanding             15,800,725   12,993,978
                                   ===========  ===========

INTERNATIONAL FUEL TECHNOLOGY, INC.
(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEETS

                                                                 March 31,            December 31,
ASSETS (Note 2)                                                    2000                   1999
--------------------------------------------------------------------------------------------------
                                                               (Unaudited)
Current Assets
  Cash                                                      $        19,990       $        26,846
  Employee receivable                                                   468                   468
  Note receivable, stockholder                                       15,000                15,000
  Prepaid expenses                                                   30,088                12,719
                                                             --------------        --------------
     Total current assets                                            65,546                55,033
                                                             --------------        --------------

Property and Equipment
  Machinery and equipment                                            15,505                15,505
  Accumulated depreciation                                           (3,179)               (2,374)
                                                             --------------        --------------
     Total property and equipment                                    12,326                13,131
                                                             --------------        --------------

Deferred Financing Charge (Note 4)                                1,141,725                     -
                                                             --------------        --------------

                                                            $     1,219,597       $        68,164
                                                             ==============        ==============

LIABILITIES AND STOCKHOLDERS' DEFICIT
-------------------------------------
Current Liabilities
  Accounts payable                                          $       766,939       $       797,786
  Accrued expenses                                                   15,549                 3,406
  Accrued interest expense                                            1,449                     -
  Note payable (Note 3)                                              50,000                     -
  Notes payable to stockholders                                      62,500                62,500
                                                             --------------        --------------
     Total current liabilities                                      896,437               863,692
                                                             --------------        --------------

Commitments and Contingencies

Stockholders' Deficit (Notes 2 and 4)
  Common stock, $.01 par value; authorized, 150,000,000,
     17,792,698 and 16,818,339 shares issued and
     outstanding at March 31, 2000 and December 31, 1999,
     respectively                                                   177,927               168,184
  Discount on common stock                                         (816,923)             (816,923)
  Additional paid-in capital                                     17,145,264            14,760,243
  Deficit accumulated during the development stage              (16,183,108)          (14,907,032)
                                                             --------------        --------------
                                                                    323,160              (795,528)
                                                             --------------        --------------
                                                            $     1,219,597       $        68,164
                                                             ==============        ==============

See Notes to Financial Statements.

INTERNATIONAL FUEL TECHNOLOGY, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF OPERATIONS
(Unaudited)

                                                                                            From
                                                                                          Inception
                                                               Three Months            (April 9, 1996)
                                                                 Ended                     Through
                                                                March 31,                  March 31,
                                                        2000                1999              2000
Revenues                                            $            -     $          -     $             -
Cost of Revenues                                                 -                -                   -
                                                    --------------     ------------     ---------------
Gross Profit                                                     -                -                   -
                                                    --------------     ------------     ---------------

Operating Expenses:
 Acquisition expense                                             -                -             500,000
 Advertising and marketing                                  10,728            5,671              34,747
 Board meeting expense (Note 4)                            117,216                -             117,216
 Consulting (Note 4)                                       175,249            1,500           7,533,513
 Insurance                                                   8,747                -               8,747
 Office                                                      3,185              126              58,339
 Other                                                       7,037              989             114,536
 Payroll (Note 4)                                          769,511           63,654           1,337,069
 Professional services                                     161,282            3,198           3,953,816
 Research and development costs                                  -          328,559           1,543,077
 Rent                                                        5,000           28,367             280,961
 Stock transfer fees                                           640            1,086              24,267
 Telephone                                                   1,790            1,772              45,486
 Travel                                                     14,242              844             129,117
                                                    --------------     ------------     ---------------
        Total operating expenses                         1,274,627          435,766          15,680,891
                                                    --------------     ------------     ---------------
     Net loss from operations                       $    1,274,627          435,766          15,680,891
     Interest expense                                        1,449           19,337             502,217
                                                    --------------     ------------     ---------------
     Net loss before income taxes                        1,276,076          455,103     $    16,183,108
     Provision for income taxes                                  -                -                   -
                                                    --------------     ------------     ---------------
     Net loss                                       $    1,276,076     $    455,103     $    16,183,108
                                                    ==============     ============     ===============
            Basic and diluted net loss
             per common share                       $          .08     $        .04

Weighted average common shares outstanding              16,935,499       12,897,559

See Notes to Financial Statements.

INTERNATIONAL FUEL TECHNOLOGY, INC.
(A DEVELOPMENT STAGE COMPANY)

                                                                                                      Accumulated
STATEMENT OF STOCKHOLDERS' DEFICIT                                                                   Deficit During
(Unaudited)                                              Common Stock   Discount on    Additional      Development
                                                            Amount     Common Stock  Paid-In Capital      Stage           Total
------------------------------------------------------------------------------------------------------------------------------------
Balance, January 1, 2000                                 $   168,184  $  (816,923)   $ 14,760,243   $  (14,907,032)  $    (795,528)
Issuances of common stock for services and cash (Note 4)       3,900            -       1,141,725                -       1,145,625
Issuances of common stock for cash and services (Note 4)       1,018            -         330,682                -         331,700
Issuance of common stock (Note 4)                              1,000            -          (1,000)               -               0
Issuances of common stock for services (Note 4)                  925            -         277,726                -         278,651
Issuances of common stock for compensation (Note 4)            2,000            -         548,000                -         550,000
Issuances of common stock for compensation (Note 4)              900            -          29,388                -          30,288
Accrued stock based compensation (Note 4)                          -            -          58,500                -          58,500
Net loss                                                           -            -               -       (1,276,076)     (1,276,076)
------------------------------------------------------------------------------------------------------------------------------------
Balance, March 31, 2000                                  $   177,927  $  (816,923)   $ 17,145,264   $  (16,183,108)  $    (323,160)
====================================================================================================================================

See Notes to Financial Statements

INTERNATIONAL FUEL TECHNOLOGY, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CASH FLOWS
(Unaudited)

                                                                                                         From
                                                               Three Months       Three Months        Inception
                                                                  Ended               Ended        (April 9, 1996)
                                                                March 31,           March 31,        to March 31,
                                                                  2000                1999                2000
--------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
Net loss                                                   $     (1,276,076)   $       (455,103)       $(16,183,108)
Adjustments to reconcile net loss to net cash
  Used in operating activities:
  Depreciation                                                          804                 325               3,178
  Stock issued and additional paid in capital
    recognized for services and compensation                      1,048,690                   -          10,999,166
  Interest expense recognized on conversion of debt                       -                   -             355,771
  Change in assets and liabilities:
    (Increase) decrease in prepaid expenses                         (17,369)             (6,250)            (30,088)
    Increase (decrease) in accounts payable                         (30,847)            233,208             766,939
    Increase in accrued expenses                                     13,592              87,420             159,818
                                                         -----------------------------------------------------------
         Net cash used in operating activities                     (261,206)           (140,400)         (3,928,324)
                                                         -----------------------------------------------------------

Cash Flows from Investing Activities
  Acquisition of machinery and equipment                                  -                   -             (13,861)
  Increase in employee and stockholder receivables                        -                   -             (15,468)
  Cash acquired in connection with the purchase of
    United States Fuel Technology, Inc.                                   -                   -                 358
                                                         -----------------------------------------------------------
         Net cash used in investing activities                            -                   -             (28,971)
                                                         -----------------------------------------------------------

Cash Flows from Financing Activities
  Increase (decrease) in amount due to
    related party                                                         -                   -              26,500
  Increase in due to United States Fuel Technology, Inc.                  -                   -             372,503
  Proceeds from common stock issued                                 204,350                   -           2,788,028
  Proceeds from notes payable                                        50,000              72,153           1,339,425
  Payment on notes payable                                                -                   -            (549,171)
                                                         -----------------------------------------------------------
     Net cash provided by financing activities                      254,350              72,153           3,977,285
                                                         -----------------------------------------------------------

         Net increase (decrease) in cash                             (6,856)            (68,247)             19,990
Cash, beginning                                                      26,846              68,735                   -
                                                         -----------------------------------------------------------
Cash, ending                                               $         19,990    $            488              19,990
                                                         ===========================================================

Supplemental Cash Flow Information
  Interest paid                                            $              -    $              -               2,100
                                                         ===========================================================
  Taxes paid                                               $              -    $              -                   -
                                                         ===========================================================

See Notes to Financial Statements

Non Cash Disclosure of Cash Flow Information
--------------------------------------------
For the three month period ended March 31, 2000, IFT issued 390,000 shares of common stock pursuant to the exercise of a warrant issued in connection with a convertible debenture purchase agreement. The value of the shares, $1,141,725, is recorded as a deferred financing charge.

INTERNATIONAL FUEL TECHNOLOGY, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
(Unaudited)

Note 1 - Basis of Presentation

The interim financial statements included herein have been prepared by International Fuel Technology, Inc. ("IFT"), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC").
Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although IFT believes that the disclosures are adequate to make the information presented not misleading.

IFT is filing this amended Form 10-Q/A to reflect the fair value of the equity instruments issued in connection with a future debt offering as deferred financing charges to be amortized over the life of the debt.

In the opinion of management, the information furnished in these financial statements reflect all adjustments, consisting of normal recurring adjustments which, in the opinion of management, are necessary for fair presentation of the information contained therein. It is suggested that these financial statements be read in conjunction with the audited financial statements and notes thereto included in IFT's transitional report for the period ended December 31, 1999 as filed with the SEC on Form 10-K (Commission File No. 000-25367). IFT follows the same accounting policies in preparation of interim reports.

Results of operations for the interim periods are not indicative of annual results.

Primary and diluted loss per share is based upon the weighted average number of common shares outstanding during each period.

Note 2 -- Ability to Continue as a Going Concern
------------------------------------------------

IFT's financial statements are presented on the going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. IFT has incurred significant losses since inception and has limited funds with which to operate. Management anticipates receiving diploma certification in 2000 from the California Air Resources Board that its PEERDIESEL(R) product reduces polluting emissions from internal combustion engines. Shortly thereafter, IFT expects to begin licensing its product which management believes will generate sufficient revenue to continue the IFT's operations. However, there is no assurance that IFT will receive diploma certification or be able to generate sufficient revenue through the licensing of its product to provide sufficient working capital. Management believes approximately $1.5 million of additional capital will be required over the next year. Management does not have an estimate of the amount of revenue necessary to attain positive cash flow. In February 2000, IFT entered into a convertible debenture purchase agreement to raise $3,000,000 through the sale of convertible debentures. This agreement was amended in June 2000 to raise $1,500,000 through the sale of convertible debentures. In connection with the convertible debenture purchase agreement IFT issued a warrant to purchase 390,000 shares of common stock. (See Footnote 4) IFT is additionally required to issue 195,000 shares of common stock to place in escrow pending the sale of the convertible debentures. (See Footnote 4) The 195,000 shares of common stock were released to the purchasers of the convertible debenture purchase agreement in conjunction with an amendment to the

INTERNATIONAL FUEL TECHNOLOGY, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
(Unaudited)

convertible debenture purchase agreement dated June 16, 2000. Such financing is contingent upon IFT's ability to register the shares of common stock underlying the warrants and debentures with the SEC. There can be no assurance that the registration will be granted effectiveness by the SEC, in which case IFT would be required to seek alternate sources of financing. IFT's continued existence is dependent upon its ability to resolve its liquidity shortfall principally by obtaining this additional debt financing or raising equity capital. IFT must continue to operate on limited cash flow generated internally. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of IFT to continue as a going concern.

Note 3 - Note Payable

During March 2000 IFT received an advance of $50,000 from ONKAR Corporation, Ltd., a stockholder of IFT. This advance has a due date in March 2001 with a 12% interest rate.

Note 4 - Stockholders' Deficit

On April 26, 1999 IFT offered all stockholders of record on March 31, 1999 the right to purchase 900 common shares at $.50 per share. During January 2000 IFT issued 1,800 shares and received proceeds of $450 as a result of this offering which expired May 28, 1999. The $450 for the other 900 shares was received during the nine month period ended December 31, 1999.

During January 2000 IFT issued 100,000 shares of common stock in a private placement for $200,000 to a company whose sole owner is a director of IFT. The market value of the shares on the date of issuance was $331,250. The $131,250 of market value in excess of the cash amount received has been recorded as consulting expense during the three month period ended March 31, 2000.

On July 13, 1999 IFT entered into employment agreements with its Chief Executive Officer and Chief Operating Officer which expire January 31, 2000 with options to extend until July 31, 2000. Under the terms of these agreements, these officers will each receive base pay of $1,000 per month plus up to a total of 60,000 and 30,000 shares of IFT's stock, respectively, payable at the end of the initial term of the agreements. The shares are earned ratably on a monthly basis. The 90,000 shares earned under these employment agreements were issued on January 31, 2000.

At December 31, 1999, IFT owed one of its stockholders approximately $89,000 for legal services performed. In February 2000, the stockholder agreed to accept 27,559 shares of IFT's stock in lieu of cash for the amounts due to him. The value of the shares issued, $99,901, was based upon the market value price of the common shares on February 9, 2000.

INTERNATIONAL FUEL TECHNOLOGY, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
(Unaudited)

Effective January 14, 2000 IFT adopted a Consultant and Employee Stock Compensation Plan. This plan provides that the Board of Directors may award shares of IFT's stock to officers, directors, consultants and employees as compensation for services. The maximum number of shares of common stock, which may be awarded under this plan, is 500,000 shares. During March 2000 IFT issued a total of 65,000 shares of common stock to five directors as reimbursement for directors' expenses. The value of these shares, reflected in these financial statements as payroll expenses for Jonathan Burst and William J. Lindenmayer in the amount of $55,000 and as board meeting and travel expenses in the amount of $117,216 and $6,534, respectively, for the remaining directors, has been calculated based on the trading price of IFT's stock at February 23, 2000.

During January 2000, IFT entered into an employment agreement with Jonathan R. Burst to serve as Chief Executive Officer of IFT until December 31, 2000 at a base annual salary of $180,000. In addition, Mr. Burst is to receive 6,000 shares of common stock each month. During January 2000, IFT entered into an employment agreement with William J. Lindenmayer to serve as Chief Operating Officer of IFT until December 31, 2000 at a base annual salary of $180,000. In addition, Mr. Lindenmayer is to receive 3,000 shares of common stock each month. The shares are earned ratably on a monthly basis. The stock based compensation earned through March 31, 2000, reflected in these financial statements as payroll expense and as additional paid in capital, has been calculated based on the trading price of IFT's stock at February 1, 2000 in the amount of $58,500.

On February 23, 2000 the Board of Directors granted Jonathan Burst 100,000 shares of IFT's common stock for his appointment as Chief Executive Officer.
The value of these shares, reflected in these financial statements as payroll expense, has been calculated based on the trading price of IFT's stock at February 23, 2000. On February 23, 2000 the Board of Directors awarded an initial grant of 100,000 shares of IFT's common stock to William Lindenmayer for his appointment as President and Chief Operating Officer. The value of these shares, reflected in these financial statements as payroll expense, has been calculated based on the trading price of IFT's stock at February 23, 2000. The total charged to payroll expense for these transactions was $550,000.

On February 9, 2000 IFT issued 100,000 common shares related to a consulting agreement in effect at that time. Subsequent to March 31, 2000 the consulting agreement has been amended and the 100,000 common shares were recalled and canceled. The 100,000 common shares are outstanding as of March 31, 2000 and the par value of these shares is reflected in these financial statements as a deduction from additional paid in capital.

On March 28, 2000 a warrant for 390,000 shares of common stock was exercised by GEM Global Yield Fund Limited at a cost of $.01 per share. The value over par value of these shares, reflected in these financial statements as a deferred financing charge, has been calculated based on the trading price of IFT's stock at March 28, 2000 in the amount of $1,141,725. This amount will be amortized over future periods using the interest method over the life of the GEM convertible debentures.

INTERNATIONAL FUEL TECHNOLOGY, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
(Unaudited)

During February 2000 IFT issued 195,000 shares of common stock and placed them in escrow in accordance with the convertible debenture purchase agreement entered into in February 2000. The shares are to be released from escrow and issued to the purchasers of the convertible debenture in the event of an uncured default by IFT prior to the closing of the convertible debenture purchase agreement. The 195,000 shares of common stock are not included in the statement of stockholders' deficit for the three months ended March 31, 2000 or included in earnings per share and weighted average share calculations for the three months ended March 31, 2000. The 195,000 shares of common stock were released to the purchasers of the convertible debenture purchase agreement in conjunction with an amendment to the convertible debenture purchase agreement dated June 16, 2000.

Note 5 - Related Party Transactions

At March 31, 2000, IFT was owed $15,000 by one of its stockholders for a short term advance with interest at 6%. The amount was due December 31, 1999. The amount has not been paid pending resolution of amounts included in accounts payable to this stockholder. In addition, the $10,000 rent for the months of February and March has not been recorded or paid pending resolution of these amounts. The total amount due to this stockholder included in accounts payable at March 31, 2000 was $100,000. As of May 5, 2000 IFT is no longer occupying the office space previously rented from this stockholder.

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

The following table sets forth an itemization of various expenses, all of which we will pay, in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates, except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission Registration Fee  $  1,267
Accounting Fees and Expenses                         $ 30,000
Legal Fees and Expenses                              $ 50,000
Miscellaneous                                        $134,000
     Total*                                          $215,267

* All amounts are estimates other than the Commission's registration fee. No portion of these expenses will be borne by the selling shareholders.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Nevada Private Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party, by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to:

- any action or suit by or in the right of the corporation against expenses, including amounts paid in settlement and attorneys' fees, actually and reasonably incurred, in connection with the defense or settlement believed to be in, or not opposed to, the best interests of the corporation, except that indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation; and

- any other action or suit or proceeding against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred, if he or she acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interest of the corporation and had reasonable cause to believe his or her conduct was lawful.

To the extent that a director, officer, employee or agent has been "successful on the merits or otherwise" the corporation must indemnify such person. The articles of incorporation or bylaws may provide that the expenses of officers and directors incurred in defending any such action must be paid as incurred and in advance of the final disposition of such action. The Nevada Private Corporation Law also permits the corporation to purchase and maintain insurance on behalf of the corporation's directors and officers against any liability arising out of their status as such, whether or not the corporation would have the power to indemnify him against such liability. These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act.

The Company's Bylaws provide for the following:

Actions Other Than By the Corporation - The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he/she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he/she acted in good faith and in a manner which he/she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his/her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he/she reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he/she had reasonable cause to believe that his conduct was unlawful.

Actions By the Corporation - The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he/she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees, actually and reasonably incurred by him/her in connection with the defense or settlement of the action or suit if he/she acted in good faith and in a manner which he/she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person of fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Successful Defense - To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he/she must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him/her in connection with the defense.

Required Approval - Any indemnification, unless ordered by a court, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) By the stockholders or persons holding their proxies; or (b) By the board of directors by majority vote of a quorom consisting of directors who were not parties to the act, suit or proceeding; or (c) If a quorom consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion,

The Company intends to obtain liability insurance for its directors and officers covering, subject to exceptions, any actual or alleged negligent act, error, omission, misstatement, misleading statement, neglect or breach of duty by such directors or officers, individually or collectively, in the discharge of their duties in their capacity as directors or officers of the Company. No such liability coverage is presently in place.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Set forth in chronological order is information regarding shares of common stock issued and options and warrants and other convertible securities granted by IFT during the past three years (June 1997 through June 2000). Also included is the consideration, if any, received by IFT for such shares and options and information relating to the section of the Securities Act of 1933, or rule of the Securities and Exchange Commission under which exemption from registration was claimed.

On July 7, 1999 the stockholders of IFT approved a 1 for 10 reverse stock split which was effective on July 22, 1999. All references in Item 15 Recent Sales of Unregistered Securities have been adjusted retroactively for the split.

(1) In June 1997, IFT conducted a private offering of its common stock. Pursuant to that offering, a total of 7,200 shares of common stock were issued in exchange for $26,000. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

(2) In July 1997, IFT issued 783,944 shares of common stock to certain founding stockholders in exchange for the technology related to its diesel fuel treatment business. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

(3) In July 1997, IFT conducted a private offering of its common stock. Pursuant to that offering, a total of 22,580 shares of common stock were issued in exchange for $118,500. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

(4) In July 1997, IFT issued 94,415 shares of common stock to certain stockholders for services provided and to certain corporate officers as additional compensation. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

(5) In July 1997, IFT issued 6,350 additional shares of common stock to certain stockholders who had previously purchased common stock for cash. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

(6) In August 1997, IFT issued 167,000 shares of common stock to certain stockholders for services provided and to certain corporate officers as additional compensation. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

(7) In August 1997, IFT issued 40,000 additional shares of common stock to certain stockholders who had previously purchased common stock for cash. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

(8) In August 1997, IFT issued 70,000 shares of common stock to David Sindelar in exchange for $25,000. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchaser was a sophisticated investor with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

(9) In August 1997, IFT issued 51,800 shares of common stock to certain founding stockholders in exchange for the technology related to its diesel fuel treatment business. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

(10) In September 1997, IFT issued 992,768 shares of common stock to certain stockholders for services provided and to certain corporate officers as additional compensation. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

(11) In September 1997, IFT issued 95,930 additional shares of common stock to certain stockholders who had previously purchased common stock for cash. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

(12) In September 1997, IFT conducted private offering of its common stock. Pursuant to that offering, a total of 20,000 shares were issued in exchange for $90,000. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

(13) In September 1997, IFT issued 2,927,124 shares of common stock to certain founding stockholders in exchange for the technology related to its diesel fuel treatment business. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

(14) In December 1998, IFT conducted a private offering of its common stock. Pursuant to that offering, a total of 200,000 shares of common stock were issued in exchange for $1,000,000. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

(15) In January 1999, IFT issued 1,200,000 shares (reimbursement shares) of common stock to a consultant who had been a founder of IFT. This consultant had several individuals provide services in connection with the technology of IFT, provide business contacts to assist IFT in its business plan and to assist in the raising of capital. These shares served as a reimbursement to this consultant for personal shares distributed to others in exchange for their services to IFT. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchaser was a sophisticated investor with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

(16) In April 1999, IFT conducted a rights offering of its common stock to all shareholders of record on March 31, 1999 to purchase 900 common shares at $.50 per share. Pursuant to that offering, a total of 797,440 shares of common stock were issued in exchange for $397,800 through January, 2000. The issuances were made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

(17) In June 1999, IFT issued 2,500 shares to a director. These shares were issued in exchange for serving as a director. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchaser was a sophisticated investor with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

(18) In July 1999, IFT entered into an advisory agreement with ONKAR Corporation, Ltd. for various services and the right to purchase 1,500,000 shares of IFT's restricted common stock at $.50 per share. IFT issued 500,000 shares of common stock in exchange for $250,000. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchaser was a sophisticated investor with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

(19) In September 1999, IFT issued 1,000,000 shares of common stock to ONKAR Corporation, Ltd. pursuant to their advisory agreement in exchange for $500,000. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchaser was a sophisticated investor with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

(20) In December 1999, IFT issued 423,537 shares of common stock to note holders as conversion of their promissory notes and interest due through October 31, 1999 in the amount of $847,074 at a conversion price of $2.00 per share. The issuance was made in reliance on Section 4(2) of the Securities

Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

(21) In January 2000, IFT issued 100,000 shares of common stock in a private placement offering to Observor Acceptances Ltd. in exchange for $200,000. The sole owner of Observor Acceptances Ltd. is a director of IFT. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchaser was a sophisticated investor with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

(22) In January 2000, IFT issued 90,000 shares of common stock pursuant to an employment agreement with its Chief Executive Officer and Chief Operating Officer. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

(23) In February 2000, IFT issued 27,559 shares of common stock for legal services performed by Donald Stoecklein. The services performed were valued at $89,000. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchaser was a sophisticated investor with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

(24) In February 2000, IFT issued 100,000 shares of common stock related to a consulting agreement in effect at that time. Subsequent to March 31, 2000 the consulting agreement has been amended and the 100,000 shares were recalled. The 100,000 common shares are outstanding as of June 21, 2000, but they will be canceled in the near future. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

(25) In March 2000, IFT issued 65,000 shares of common stock, pursuant the Consultant and Employee Stock Compensation Plan dated January 14, 2000, to five directors as reimbursement for directors' expenses. These shares were valued at $178,750 based on the trading price of IFT's stock at February 23, 2000 of $2.75 per share. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

(26) In March 2000, IFT issued 200,000 shares of common stock, pursuant to an award by the Board of Directors, to its Chief Executive Officer and President/Chief Operating Officer. The value of these shares was calculated based on the trading price of IFT's stock at February 23, 2000 totaling $550.000. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising.

The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

(27) In May 2000, IFT issued 300,000 shares of its common stock in exchange for 300,000 shares of Blencathia's common stock. IFT merged with and into Blencathia Acquisition Corporation effective October 27, 1999. The shares were valued at $500,000. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchaser was a sophisticated investor with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

(28) In June 2000, IFT issued 250,000 shares of common stock to Observor Acceptances, Ltd. pursuant to a consulting agreement with Harry Demetriou, sole owner of Observor Acceptances, Ltd. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchaser was a sophisticated investor with access to all relevant information necessary to evaluate these investments, and who represented to IFT that the shares were being acquired for investment.

ITEM 16. EXHIBITS.

          *2.1   Agreement and Plan of Merger between Blencathia Acquisition
                 Corporation and International Fuel Technology, Inc.
          *3.1   Certificate of Incorporation of International Fuel Technology,
                 Inc. and all amendments.
          *3.2   By-laws of International Fuel Technology, Inc.
         **5     Consent of Armstrong Teasdale LLP
         *10.1   TPG Consulting Agreement
         *10.2   Convertible Debenture Purchase Agreement
         *10.3   Jonathan R. Burst Employment Agreement
         *10.4   William J. Lindenmayer Employment Agreement
         *16.1   Letter, dated January 21, 2000, from McGladrey & Pullen, LLP to the Registrant regarding resignation of certifying accountant
         *16.2   Letter, dated February 10, 2000, from McGladrey & Pullen,
                 LLP regarding client-auditor relationship.
          23.1   Consents of BDO Seidman, LLP
          23.2   Consents of McGladrey & Pullen, LLP

 *Incorporated by reference to Exhibits to Transitional Report on Form 10-K filed on May 10, 2000
**To be filed by amendment

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnifications for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Clayton, State of Missouri on June 23, 2000.

                              INTERNATIONAL FUEL TECHNOLOGY, INC.

                              By: /s/ William J. Lindenmayer
                                 -----------------------------------
                                   William J. Lindenmayer, President


Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities noted, have signed this registration statement on June 23, 2000.

Signature                 Title                              Date

/s/ Jonathan R. Burst      Chief Executive Officer, Director  June 23, 2000
------------------------
Jonathan R. Burst

/s/ William J. Lindenmayer President, Director                June 23, 2000
--------------------------
William J. Lindenmayer

/s/ Patty Foltz            Secretary/Treasurer                June 23, 2000
--------------------------
Patty Foltz

/s/ Fred K. Jensen         Director                           June 23, 2000
--------------------------
Fred K. Jensen

/s/ David B. Norris        Director                           June 23, 2000
--------------------------
David B. Norris

/s/ Harry Demetriou        Director                           June 23, 2000
--------------------------
Harry Demetriou